As filed with the Securities and Exchange Commission on December 4, 2006
(Registration No. 333-______)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MICHELEX CORPORATION
(Name of small business issuer in its charter)

Utah	9995	87-0636107
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Outer Willow Street
Massena, New York 13662
Tel: (315) 769-6616
(Address and telephone number of principal executive offices)

Outer Willow Street
Massena, New York 13662
(Address of Principal Place of Business or Intended Principal Place of Business)

Thomas Gramuglia
President
Outer Willow Street
Massena, New York 13662
Tel: (315) 769-6616
Fax: (315) 764 9672
(Name, address and telephone number of agent for service)

Copy of all communications to:

Arthur Marcus, Esq.
Sunny J. Barkats, Esq.
Gersten Savage LLP
600 Lexington Avenue
New York, NY 10022
Ph. (212) 752-9700
Fax: (212) 980-5192

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this registration statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ࿲

If any of the securities being registered on this form are to be offered on a delayed or continues basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box .  ࿲

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ࿲

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ࿲

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ࿲

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common stock of the registrant, par value $.001 per share issuable upon conversion on of the 6% callable secured convertible notes.	37,500,000	(1)	$0.032	(2)	$1,200,000	$128.40
Total	37,500,000					$128.40

(1) Includes shares of our common stock, par value $0.001 per share, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of secured convertible notes held by the selling stockholders. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the secured convertible notes, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion of the secured convertible notes. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated a good faith estimate of the number of shares of our common stock that we believe will be issuable upon conversion of the secured convertible notes to account for market fluctuations, and antidilution and price protection adjustments, respectively. Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price, result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. The Company acknowledges that the number of shares initially included in the Registration Statement represents a good faith estimate of the maximum number of shares issuable upon conversion of the Notes.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Pink Sheets on November 26, 2006, which was $.032 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion, dated December 4, 2006

PROSPECTUS

37,500,000 SHARES
COMMON STOCK

This prospectus relates to the resale of up to 37,500,000 shares of our common stock, par value $.001 per share, those shares are issuable upon the conversion of $1,200,000 in the aggregate principal amount of 6% callable secured convertible notes and the payment of the principal amount of, and interest on, such notes to the selling stockholders of their registered assigns, (which includes a good faith estimate of the shares underlying secured convertible notes). The selling stockholders may sell their common stock from time to time at prevailing market prices.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and is currently quoted on the Pink Sheets under the symbol “MLXO.PK”.” On November 26, 2006 the closing price as reported was $.032.

The selling stockholders, and any participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act of 1933. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock. We agree to pay the expenses of registering the foregoing shares of our common stock.

INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU MAY LOSE YOUR ENTIRE INVESTMENT. CONSIDER CAREFULLY THE “RISK FACTORS” BEGINNING ON PAGE 11 OF THIS PROSPECTUS BEFORE INVESTING.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The date of this prospectus is December 4, 2006

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Michelex Corporation, filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street N.E. Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street N.E. Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov

TABLE OF CONTENTS

The following table of contents has been designed to help you find information contained in this prospectus.
We encourage you to read the entire prospectus.

PROSPECTUS SUMMARY

Although it contains all material information, this summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the more detailed information regarding our company, the risks of purchasing our common stock discussed under “risk factors,” and our financial statements and the accompanying notes. In this prospectus, “we”, “us” and “our”, refer to Michelex Corporation., unless the context otherwise requires. Unless otherwise indicated, the term “year,” “fiscal year” or “fiscal” refers to our fiscal year ending December 31st.

OUR BUSINESS

History:
Michelex Corporation (“Michelex” or the “Company”) was formed on September 29, 2003 as a Utah corporation pursuant to an Amendment to the Articles of Incorporation of our predecessor Highway One-OWEB, Inc. (“Highway One”). We are the designers and manufacturers of high quality customized and standard plastic components. Highway One was originally organized in 1999 to develop and market internet web page design and maintenance, for companies that had not previously used the internet for marketing purposes. That venture however did not achieve the expected results. In an effort to establish a more successful operation for stockholders, Highway One changed its business strategy and company control. A privately-held operating company had been identified by Benjamin Hansel and in order to make Highway One a more attractive merger candidate, in addition to certain representations made by Mr. Hansel, Highway One's president, secretary and sole director Peter Chandler resigned and appointed Mr. Hansel as Highway One’s new president, secretary and director pursuant to a February 2003 Purchase Agreement and accompanying resolutions. As consideration for remaining with Highway One and for payment of all costs and expenses associated with the transaction, Mr. Hansel was issued 20 million shares of Highway One’s restricted common stock, par value $0.001 per share representing an 89% ownership interest. As an officer Mr. Chandler’s beneficial ownership of 2,000,000 shares of Highway One’s common had constituted approximately 85.2%

In May 2003, Highway One created Michele Audio, Inc., a Delaware corporation, as a wholly-owned subsidiary for the sole purpose of merging with and into an existing operating company (“Michele Delaware”). On July 7, 2003 Highway One acquired Michele Audio Corporation of America, a New Jersey corporation fully integrated audio replication and multimedia fulfillment company ("Michele Audio") pursuant to an Agreement and Plan of Merger (the “Merger Plan”). As the surviving entity of the merger, Michele Audio became Highway One’s subsidiary and sole business operation. The merger became effective on July 23, 2003 upon the filing of a Certificate of Merger with the New Jersey Secretary of State. We are providers of precision products manufactured with state-of-the-art equipment using only the finest materials which must meet or exceed our rigorous evaluative standards.

To date our Company consists of two (2) primary businesses:

MICHELEX DIVISION - Michelex Division sells and distributes a broad range of paper, vinyl, tyvek, and board mailer based multimedia packaging products. We also manufacture and import a wide range of plastic components used by the multimedia Optical Disc Industry. Our products are sold and primarily distributed through our own Company sales representatives. We service our customers from our facilities in Massena, New York and Salt Lake City, Utah, as well as from several public warehouses located throughout the United States.

•
Our principal product is the CD Jewel box. Our primary market is in the United States. Our product is sold directly by our in house sales team, which we plan to expand in the near future. We have just completed our own retail website which can be found at www.michelexmedia.com

•	We are expecting to commence production of our “5.2 jewel case ultra slim” in the last quarter of this year.

•
We believe that low electrical power and reasonable labor costs allow us to compete favorably with many of our competitors. We also believe that going forward the secret to our success will be bringing our facilities up to eighty percent (80%) operational level. Our goal in 2007, is to regain the market share that we believe was lost in 2005 and 2006, due to a conflict with Wells Fargo Business Credit, Inc., our senior lender (“Wells Fargo”).

•
Our primary raw material for our plastic products is polypropylene and polystyrene. The cost of these materials is directly related to the cost of a barrel of oil. We are subject to price fluctuations that are beyond our control.

•
We had approximately four hundred (400) accounts throughout the United States and Canada two (2) years ago. We are aggressively trying to recapture these accounts. Our “Made in the USA” products have a very good following and we hope to use this to our advantage.

MICHELE AUDIO.

Michele Audio provides state of the art duplication, packaging, and fulfillment services for Cassette, CD, and DVD based products. Michele Audio also operates both a recording and mastering studio through which it provides audio restoration, editing, and mastering services. Additionally, Michele Audio libraries and controls our catalog of music and spoken word recordings which we license to other companies.

•	Our principal market is the spoken word industry. We provide cassettes and CD replication for various book publishers, primarily in the northeast.

•
Our distribution for replication services is directly to the customers. Our music division distributes its products through regional distributors. We are currently working on a direct retail website to expose our music catalogue directly to the consumer. The Company will also explore granting download rights to internet sites that specialize in that service.

•
We intend to place a greater emphasis on our music division because the replication of cassettes has diminished greatly. Cassettes were Michele Audio’s main business. The music business offers us a greater margin and higher revenues per unit. We believe that our catalogue has great potential that has not yet been realized.

Michele Audio is a party to numerous royalty and licensing agreements of various dates and durations.

As the cost of compliance with environmental laws has not been significant, Michele Audio does not maintain detailed records of these expenses.

Employees.

As of December 31, 2005 Michele Audio had a total of 14 employees; of this amount, 13 were employed full-time.

HINDSIGHT RECORDS.

The thrilling discovery that there was a vast repertoire of Big Band music which had never been released to the public, led to the formation of Hindsight Records. When Wally Heider, a producer for the Company, learned that broadcasts of certain Big Band recordings had never been commercially released he decided to secure the licensing rights and transfer these one-of-a-kind originals to records and cassette tapes of the highest quality using state of the art equipment.

•
Hindsight’s principal products were CDs and cassettes tapes of Big Band recordings. It also expanded into well-known jazz artists and singers of the great standard songs such as Doris Day, Rosemary Clooney and Mel Torme.

•	Our products were sold primarily to independent records distributors.

•	Our main supplier was Michele Audio.

•	We previously owned Hindsight Record’s numerous copyrighted songs and recordings.

In December 2005, Hindsight was re-acquired by the Purchaser in exchange for canceling the $800,000 promissory note owed payable by the Company to the Purchaser as part of the original purchase price.

THE OFFERING

Common stock offered by selling stockholders	Up to an aggregate 37,500,000 shares (1) and (2)

Common Stock equivalents to be outstanding Immediately after this offering	143,371,037 shares

Use of proceeds	We will not receive any proceeds from the resale of shares of our common stock by the selling security holders. See “Use of Proceeds”.

Pink Sheets LLC over the counter quotations service	MLXO.PK

(1) This prospectus relates to the resale of up to 37,500,000 shares of our common stock, par value $.001 per share, of which: On July 31, 2006, we entered into a Securities Purchase Agreement with New Millennium Capital Partners II, LLC, AJW Partners, LLC, AJW Offshore, Ltd. and AJW Qualified Partners, LLC for the sale of $1,200,000, 6% callable secured convertible notes for an aggregate of 37,500,000 shares which are issuable upon the conversion of the $1,200,000 in the aggregate principal amount of 6% callable secured convertible notes and the payment of the principal amount, and interest on, such notes to the selling stockholders of their registered assigns, (this includes a good faith estimate of the shares underlying the callable secured convertible notes to account for market fluctuations, anti-dilution and price protection adjustments).

This prospectus contains our trademarks, tradenames and servicemarks and also contains certain trademarks tradenames and servicemarks of other parties.

SUMMARY FINANCIAL INFORMATION

The following tables set forth the summary financial information for the Company. You should read this information together with the financial statements and the notes thereto appearing elsewhere in this prospectus and the information under “Management's Discussion and Analysis of Financial Condition and Results of Operations.”

IN POUNDS and US DOLLAR:	Dec 2005 Audited	Dec 2004 Audited	Dec 2003 Audited	Dec 2002 Audited Highway One	Dec 2001 Audited Highway One	9 Months Ended September 30, 2006 (Unaudited)
REVENUES	5,518,025	14,884,498	17,712,237	0	150	1,327,837
OPERATING PROFIT	(2,980,014)	(2,963,907)	(954,499)	(13,413)	(9,780)	(1,841,695)
NET INCOME	(3,905,234)	(4,944,998)	(914,417)	(14,413)	(9,780)	(2,345,383)
BASIC EPS	(0.06)	(0.11)	(0.02)	(0.01)	(0.00)	(0.03)
TOTAL ASSETS	7,528,403	14,641,779	17,891,134	2,679	3,518	4,645,821
LONG TERM LIABILITY	4,326,834	6,012,735	6,924,485	0	0	3,623,404

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2005	Year Ended December 31, 2004	September 30, 2006 Unaudited
Net sales - unrelated parties	$5,506,048	$14,815,294	673,641
Net sales - related parties	11,977	69,204	3,019
Net sales	5,518,025	14,884,498	676,660
Cost of goods sold	4,367,543	10,331,594	442,710
Gross profit	1,150,482	4,552,904	32,292
Operating expenses:
Selling and shipping	420,818	579,613	32,292
General and administrative	2,850,352	5,756,461	477,793
Depreciation	859,326	1,180,737	141,670
Total operating expenses	4,130,496	7,516,811	651,755
Loss before other income (expense) and income taxes	(2,980,014)	(2,963,907)	(417,805)
Other income (expense):
Other income	(551,734)	155,808	1,290
Interest expense, net	(910,637)	(1,278,957)	(298,512)
(Loss) gain on sale of assets	358,172	(24,039)	(23,510)
Net income from rental properties	181,054	3,243	44,391
Other income (expenses)	(923,145)	(1,143,945)	(90,298)
Loss before income taxes	(3,903,159)	(4,107,852)	(508,103)
Income tax (benefit)	(925)	623,534	___
Net loss from continuing operations	(3,902,234)	(4,731,386)
Net loss from discontinued operations, net of tax of $0 and $0	(125,070)	(213,612)	(508,103)
Gain on sale of discontinued operations	122,070	-
Net loss	$(3,905,234)	$(4,944,998)

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2006	2005
ASSETS

Current assets:
Cash	$41,633	$16,217
Accounts receivable, net	744,005	650,471
Accounts receivable related party	17,502	14,582
Inventory, net	709,452	726,724
Restricted cash	6,373	20,598
Prepaid expenses and income taxes	340,765	301,245

Total current assets	1,859,730	1,729,837

Fixed assets net of accumulated depreciation
and amortization of $19,731,022 and $19,799,098, respectively	2,335,484	5,380,114

Other assets:
Land and building held for investment	119,500	119,500
Loans receivable related party	264,894	215,245
Other assets	66,213	83,707

Total assets	$4,645,821	$7,528,403

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2006	2005
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Note payable to bank	$645,607	$153,709
Current portion of long-term debt	565,258	1,666,310
Current portion of capital leases	261,818	89,176
Convertible debenture	1,124,985	1,258,246
Accounts payable	1,798,226	2,646,359
Accrued expenses	1,230,233	1,009,544
Payroll taxes payable	92,118	236,031

Total current liabilities	5,718,245	7,059,375

Other liabilities:
Long-term debt less current maturities	2,052,500	4,058,125
Note payable officers	574,460	123,395
Capital leases less current maturities	996,444	145,314

Total liabilities	9,341,649	11,386,206

Commitments and contingencies

Shareholders' equity
Common stock - no par value, 1,000,000,000 shares authorized,
87,971,037 and 70,447,309 shares issued and outstanding, respectively	87,971	70,447
Additional paid-in-capital	3,806,790	2,316,953
Retained earnings	(8,590,589)	(6,245,206)

Total shareholders' equity	(4,695,828)	(3,857,806)

Total liabilities and shareholders' equity	$4,645,821	$7,528,403

RISK FACTORS

An investment in our common stock involves a high degree of risk and uncertainty. You should carefully consider the risks described below before deciding to invest in our class a common stock. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we presently consider immaterial may also adversely affect our company. If any of the following risks occur, our business, financial condition, results of operations and prospects could be materially adversely affected. In that case, the trading price of our class a common stock could decline, and you could lose all or part or your investment. In assessing these risks, you should also refer to the other information included or incorporated by reference in this prospectus, including the consolidated financial statements and notes thereto of our company included elsewhere in this prospectus.

Risks Relating to Our Business:

We Have a History Of Losses Which May Continue, and May Negatively Impact Our Ability to Achieve Our Business Objectives.

We incurred net losses of $3,905,234 for the year ended December 31, 2005. For the nine months ended September 30, 2006, we incurred a net loss of $2,345,383. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. Our ability to achieve profits, will depend upon various factors, including whether we will be able to continue expansion of our revenue. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

We anticipate that the proceeds from our Agreement will be spent by as early as March, 2007.

Accordingly, we will require additional funds to sustain and expand our sales and marketing activities. Additional capital will be required to effectively support the operations and to otherwise implement our overall business strategy. Without the prior written consent of a majority-in-interest of the investors for a period ending on the later of (i) 270 days from the closing date, or (ii) 180 days from the date that this registration statement is declared effective by the SEC, our agreement with the AJW entity limits our ability to seek additional financing, including negotiating or contracting with any party to obtain additional equity financing (including debt financing with an equity component) which involves the following:

•	the issuance of shares of our common stock at a discount to the market price on the date of issuance;

•	the issuance of convertible securities that are convertible into an indeterminate number of shares of our common stock; or

•	the issuance of warrants to purchase shares of our common stock.

There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all, or if a majority-in-interest of the investors under our Securities Purchase Agreements will provide their prior written consent for us to engage in additional financing involving the issuance of our securities as set forth above. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our marketing and development plans and possibly cease our operations. Any additional equity financing may involve substantial dilution to our then existing shareholders.

Our Independent Registered Public Accounting Firm Has Stated There is Substantial Doubt About Our Ability to Continue As a Going Concern, Which May Hinder Our Ability to Obtain Future Financing.

In their report dated November 11, 2006 on our financial statements as of and for the year ended December 31, 2005, our independent registered public accounting firm stated that our recurring losses from operations and our accumulated deficit as of December 31, 2005 raised substantial doubt about our ability to continue as a going concern. Since December 31, 2005, we have continued to experience net operating losses. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. Our continued net operating losses and stockholders’ deficiency increase the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

 Any Future Acquisitions Could Disrupt Our Existing Business and Harm Our Financial Position.

An element of our growth strategy includes the acquisition of companies which we believe have synergistic business models. Acquisitions entail a number of risks that could materially and adversely affect business and operating results. Such risks would include problems integrating the acquired operations, technologies or products; diversion of management's time and attention from core businesses; difficulties in retaining business relations with suppliers and customers of the acquired company; risks associated with entering markets in which our management lacks prior experience, and potential loss of key employees from the acquired company.

The Continuously Adjustable Conversion Price Feature of our Secured Convertible Notes May Have a Depressive Effect on the Price of Our Common Stock.

Once this registration statement is declared effective, the secured convertible notes are convertible into shares of our common stock at a 40% discount to the trading price of the common stock prior to the conversion. The significant downward pressure on the price of the common stock as the selling stockholders convert and sell material amounts of common stock could have an adverse effect on our stock price. In addition, not only the sale of shares issued upon conversion or exercise of secured convertible notes and warrants, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock.

The Issuance of Shares Upon Conversion of the Secured Convertible Notes and Exercise of Outstanding Warrants May Cause Immediate and Substantial Dilution to Our Existing Stockholders.

The issuance of shares upon conversion of the secured convertible notes and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion.

In The Event That Our Stock Price Declines, The Shares Of Common Stock Allocated For Conversion Of The Secured Convertible Notes and Registered Pursuant To This Prospectus May Not Be Adequate And We May Be Required to File A Subsequent Registration Statement Covering Additional Shares. If The Shares We Have Allocated And Are Registering Herewith Are Not Adequate And We Are Required To File An Additional Registration Statement, We May Incur Substantial Costs In Connection Therewith.

 Based on our current market price and the potential decrease in our market price as a result of the issuance of shares upon conversion of the secured convertible notes, we have made a good faith estimate as to the amount of shares of common stock that we are required to register and allocate for conversion of the secured convertible notes. Accordingly, we have allocated 18,000,000 shares to cover the conversion of the secured convertible notes. In the event that our stock price decreases, the shares of common stock we have allocated for conversion of the secured convertible notes and are registering hereunder may not be adequate. If the shares we have allocated to the registration statement are not adequate and we are required to file an additional registration statement, we may incur substantial costs in connection with the preparation and filing of such registration statement.

If We Are Required for any Reason to Repay Our Outstanding Secured Convertible Notes, We Would Be Required to Deplete Our Working Capital, If Available, Or Raise Additional Funds. Our Failure to Repay the Secured Convertible Notes, If Required, Could Result in Legal Action Against Us, Which Could Require the Sale of Substantial Assets.

Risks Relating to Our Common Stock.

Our stock was recently delisted from the OTCBB.

Our stock was delisted from the Over the Counter Bulletin Board of the National Association of Securities Dealers, Inc. (“OTCBB”). Our common stock is currently quoted on the Pink Sheets, LLC under the symbol “MLXO.PK.” Pink Sheets LLC is a privately owned quotation service for over the counter securities. It is neither a Securities and Exchange Commission Registered Stock Exchange nor an NASD broker/dealer system. Pink Sheets is considered a Non-exclusive Securities Information Processor and an Interdealer Quotation System, for which registration is not required under current securities laws. Historically, our stock had been quoted on the OTCBB, however on July 5, 2005 we announced our temporary voluntarily removal from the OTCBB. Due to previous financial constraints on the Company we were unable to remain current with our reporting obligations under the Securities Exchange Act of 1934 (the “’34 Act”) We are in the process of becoming current with our filings, which will enable us to file a 15(c)(2)(11) for quotation of our common stock on the OTCBB; however there can be no assurances as to when the 15 (c)(2)(11) will be approved or whether it will be approved at all. This delisting will likely reduce the liquidity of the Company’s securities, could cause investors not to trade in the Company’s securities and result in a lower stock price, and could have an adverse effect on the Company.

If We Fail to Remain Current on Our Reporting Requirements, We Could be unable to get listed on the OTC Bulletin Board Which Would Limit the Ability of Broker-Dealers to Sell Our Securities and the Ability of Stockholders to Sell Their Securities in the Secondary Market.

Companies trading on the OTC Bulletin Board, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be unable to get listed on the OTC Bulletin Board or keep beenig listed on the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Our Common Stock is Subject to the “Penny Stock” Rules of the SEC and the Trading Market in Our Securities is Limited, Which Makes Transactions in Our Stock Cumbersome and May Reduce the Value of an Investment in Our Stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

FORWARD-LOOKING STATEMENTS

Various statements contained in this prospectus or incorporated by reference into this prospectus constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and are indicated by words or phrases such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “plan,” “intend” or “anticipate” or the negative thereof or comparable terminology, or by discussion of strategy. Forward-looking statements represent as of the date of this prospectus our judgment relating to, among other things, future results of operations, growth plans, sales, capital requirements and general industry and business conditions applicable to us. Such forward-looking statements are based largely on our current expectations and are inherently subject to risks and uncertainties. Our actual results could differ materially from those that are anticipated or projected as a result of certain risks and uncertainties, including, but not limited to, a number of factors, such as:

•	the effect of our indebtedness on our financial condition and financial flexibility, including, but not limited to, the ability to obtain necessary financing for our business;

•	economic and market conditions;

•	the performance of our targeted markets;

•	changes in business relationships with our major customers;

•	competitive product and pricing pressures; and

•	the other risks and uncertainties that are described under “Risk Factors” and elsewhere in this prospectus and from time to time in our filings with the SEC.

Except as otherwise required to be disclosed in periodic reports required to be filed by public companies with the SEC pursuant to the SEC's rules, we have no duty to update these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, we cannot assure you that the forward-looking information contained in this will in fact transpire.

USE OF PROCEEDS

We will receive no proceeds from the sale of any of or all of the shares being offered by the selling security holders under this prospectus except we will receive the sale price of any common stock we sell to New Millennium Capital Partners II, LLC, AJW Partners, LLC, AJW Offshore, Ltd. and AJW Qualified Partners, LLC, upon the exercise of warrants held by them and the issuance by us of 10,000,000 shares of our common stock. In addition, New Millennium Capital Partners II, LLC, AJW Partners, LLC, AJW Offshore, Ltd. and AJW Qualified Partners, LLC will be entitled to exercise such warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In such event, we will not receive any proceeds from the exercise of the warrants. The proceeds received from the sale of the callable secured convertible notes will be used for payment of general corporate and operating purposes, including product development and enhancements, sales and marketing efforts and payment of consulting and legal fees.

The following table represents estimates only. The actual amounts may vary from these estimates.

Use of Funds - By priority order	Funds Received from Private Placements and Exercise of warrants/options
Payoff Wells Fargo Debt	250,000
Accounts Payable	100,000
Refinance Equipment Loan	75,000
Working capital	1,000,000
Start up of Equipment (5.2mm line)	75,000
Establish Letter of Credit Line for imports	500,000
Restart Music Division	200,000
Total	$2,200,000

* Working capital use of funds would be used for possible growth in our business, including general corporate purposes, general and administrative expenses, salaries, and financing additional receivables.

** Investment in equipment

*** Business development would be used to expand activities and operations in existing countries where we do business and additional countries by seeking the following business arrangements of companies or other entities that provide complementary products and services similar to those that we provide.

MARKET INFORMATION.

Our common stock is currently quoted on the Pink Sheets, LLC under the symbol “MLXO.PK” Historically, our stock had been quoted on the Over the Counter Bulletin Board of the National Association of Securities Dealers, Inc. (“OTCBB”), however on July 5, 2005we announced our temporary voluntarily removal from the OTCBB. Due to previous financial constraints on the Company we were unable to remain current with our reporting obligations under the Securities Exchange Act of 1934 (the “’34 Act”). We are in the process of becoming current with our filings, which will enable us to file a 15(c)(2)(11) for quotation of our common stock on the OTCBB; however there can be no assurances as to when the 15 (c)(2)(11) will be approved or whether it will be approved at all.

Below is a table indicating the range of high and low transaction price for the common stock for each quarterly period within the most recent two (2) fiscal years. The information reflects prices between dealers, and does not include retail markup, markdown, or commission, and may not represent actual transactions. However, the market for shares of our common stock is extremely limited and only commenced in the third quarter of 2000. No assurance can be given that any established trading market for our common stock will develop or be maintained. If such a market develops in the future, resales of “unregistered” and “restricted” shares of common stock by members of management or others may have a substantial adverse impact on any such public market. See the heading “Recent Sales of Unregistered Securities,” and the caption “Security Ownership of Certain Beneficial Owners and Management” of this Report.

The high and low bid prices for the Company’s common stock for the past three (3) years are as follows:

	Bid
Quarter ending	High	Low
January 2, 2003, through March 31, 2003	$0.03	$0.01

April 1, 2003, through June 30, 2003	$0.01	$0.01

July 1, 2003, through September 30, 2003	$1.01	$0.01

October 1, 2003 through December 31, 2003	$0.25	$0.15

January 1, 2004 through March 31, 2004	$1.90	$0.25

April 1, 2004 through June 30, 2004	$1.45	$0.25

July 1, 2004 through September 30, 2004	$0.65	$0.08

October 1, 2004 through December 31, 2004	$1.58	$0.20

January 2, 2005, through March 31, 2005	$0.02	$0.04

April 1, 2005, through June 30, 2005	$0.04	$0.013

July 1, 2005, through September 30, 2005	$0.015	$0.007

October 1, 2005 through December 31, 2005	$0.007	$0.008

January 1, 2006 through March 31, 2006	$0.090	$0.005

April 1, 2006 through June 30, 2006	$0.064	$0.022

July 1, 2006 through September 30, 2006	$0.084	$0.042

These bid prices were obtained from Pink Sheets LLC and do not necessarily reflect actual transactions, retail markups, mark downs or commissions. These quotations reflect inter-dealer prices without retail markup, markdown, or commissions, and may not represent actual transactions.

Holders of Record of Common Equity.

The number of record holders of the Company’s securities on September 30, 2006 is approximately 790. This figure does not include an indeterminate number of stockholders who may hold their shares in “street name.”

Dividends.

The Company has not declared any cash dividends with respect to its common stock and does not intend to declare dividends in the foreseeable future. There are no material restrictions limiting, or that are likely to limit, the Company’s ability to pay dividends on its common stock.

Recent Sales of Unregistered Securities.

The following table reflects all sales of “unregistered” and “restricted” securities of the Company during the three most recently completed fiscal years:

Name	Date Acquired	Number of Shares		Aggregate Consideration
Benjamin Hansel	2/7/03	20,000,000	(1)	Payment of all costs and expenses incurred in connection with the Plan.
Ginette Gramuglia	7/28/03	5,196,000		(3)
Thomas Gramuglia	7/28/03	5,040,120		(3)
Michele Stone	7/28/03	51,960		(3)
Patrick Gramuglia	7/28/03	51,960		(3)

(1)	All but 250,000 of these shares were canceled under the Plan.

(2)	527,000 shares were sold in 2004.

(3)	These shares were issued to these former stockholders of Michele Audio under the Plan.

The offer and sale of these securities are believed to have been exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, pursuant to Sections 3(b) and/or 4(2) thereof, and from similar applicable states’ securities laws, rules and regulations exempting the offer and sale of these securities by available state exemptions from registration.

 In July 2006, the Company agreed to issue 250,000 shares of the Company’s common stock to its attorneys for legal services. On the date of issuance, the Company will reflect as expenses for legal fees, approximately $15,000 (the market value of the shares on the date of the issuance).

Also in July 2006, the Company agreed to issue 1,000,000 shares of the Company’s common stock to another attorney in connection with services provided in the Arbitration with Mr. Arnold and Investor Relations Services. On the date of issuance, the Company will reflect as expenses for legal fees, approximately $20,000 (the market value of the shares on the date of the issuance.

In August 2006, the Company issued 2,500,000   shares to one of its vendors in partial payment for the balance due to the vendor for materials.

In April 2006, the Company granted to officers of the Company, options to purchase an aggregate of 50,000,000 shares of the Company’s common stock at an exercise price of $.02 per share. The options may be exercised after April 15, 2006 and expire after April 15, 2011. The Company valued the warrants at $494,119 using the Black-Scholes option pricing method. The value was expensed as incurred as there was no vesting period. In August 2006, options to purchase 8,900,000 options were exercised in exchange for $178,000.

In March 2006, the Company issued 477,500 shares of common stock to employees.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION.

Some of the information in this report contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;

•	contain projections of our future results of operations or of our financial condition; and

•	state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements.

General Overview

We are designers and manufacturers of high quality customized and standard plastic components. We provide precision products manufactured with state-of-the-art equipment using only the finest materials meeting or exceeding our rigorous standards.

MICHELEX DIVISION

Michelex Division imports, manufactures and sells plastic injection molded media packaging products. Our products also consist of paper, vinyl, tyvek and board mailer-based media packaging for use with CD and DVD media. This is the larger of our two (2) divisions in terms of revenues, personnel, and infrastructure. For the 12 months ended December 31, 2004, this division accounted for approximately 70% of total Company sales. For the 12 months ended December 31, 2005, this division accounted for approximately 85% of total Company sales.

MICHELE AUDIO.

Michele Audio is involved primarily in the duplication and packaging of music and spoken word communication products. For the 12 months ended December 31, 2004, this division accounted for approximately 30% of total Company sales. For the 12 months ended December 31, 2005, this division accounted for approximately 15% of total Company sales.

During 2005 and 2006, we have made a significant effort to obtain additional financing. These financings have included the mortgaging of certain properties, the obtaining of additional lines of credit and the factoring of our receivables. We have also refinanced a portion of our equipment and properties in what we believe will be beneficial to its future cash flow. In addition, a number of the debenture issuances have been converted into common stock.

In July 2006, the Company entered into a Securities Purchase Agreement with several investors whereby the Company would issue an aggregate of $1,200,000 in 6% convertible secured notes and warrants to purchase up to 10,000,000 shares of the Company’s common stock. The notes are due on July 28, 2009 and may be converted into common stock at any time prior to maturity at the option of the holder. The loan may be converted at a conversion price which is the lesser of $.20 or a discounted average trading price of the shares (the discount being dependent on the meeting of certain registration conditions). The holder is limited in the conversions prior to maturity date to the greater of $60,000 per calendar month or the average daily dollar volume calculated during the ten business days prior to conversion. In addition, the agreement puts limitations on certain types of transactions. In July 2006, the Company closed on the first portion of the notes aggregating $400,000. The Company will receive an additional $400,000 upon the filing of this Registration Statement and an additional $400,000 immediately after effectiveness.

In June 2006, the Company entered into a $40,000 secured promissory note with Ayuda Funding Corp. The note incurs interest at the rate of 10% per annum and is due on June 16, 2007. The note can be converted at any time at the option of the holder, into common shares of the Company at the lesser of $.01 per share or 80% of the average closing bid price for the ten days preceding the conversion date.

In June 2006, the Company obtained additional mortgage financing totaling $500,000 from a separate lender. Borrowings under the mortgage which is due June 30, 2007 incur interest at the rate of 10% per annum. The Company is required to make payments under the mortgage of $4,167 per month.

In 2006, Michele Audio and Wells Fargo entered into an agreement to settle the debt owed to Wells Fargo. In April 2005, Michele Audio and Wells Fargo entered into a letter agreement (the “Letter Agreement”) whereby the balances due under the line of credit were accelerated causing Michele Audio to seek alternative financing to repay the borrowings. Pursuant to the agreement, Michele Audio agreed to make payments of $1,025,000 in June 2006 (the “June Payment”), $1,150,000 in August 2006 (the “August Payment”) and $250,000 in December 2006 and interest only payments at the prime rate on the remaining unpaid balance until the final payment is made in December 2006. The June Payment and August Payment including the interest only payments have been made.

In May 2006, the Company entered into a sale leaseback agreement with an unrelated third party. Pursuant to the agreement, the Company sold certain of its assets for $1,200,000. As a condition of the agreement, the Company agreed to lease the assets pursuant to a five year lease at a rental of $19,583 per month plus an additional rent factor equal to the 6.5% over the prime rate of the unpaid remaining rental. The Company has the additional option to purchase the assets anytime after the first twelve months for an amount equal to the remaining unpaid lease payments plus $117,500.

In April 2006, the Company refinanced several of its properties in Massena, New York through a mortgage agreement totaling $1,200,000. The loan, which has an original due date of April 2007, incurs interest at the greater of 13% per annum or the prime rate plus 6% per annum. If all payments are made timely, the due date on the loan may be extended for an additional twelve months. The mortgage is guaranteed by an officer of the Company. In addition, as an additional incentive to loan the funds, the Company granted a warrant to the mortgage holder to purchase up to 1,000,000 shares of the Company’s common stock at an exercise price of $.02 per share. The warrant is exercisable anytime after April 24, 2006 for a period of one (1) year.

Our revenues decreased from $14.8 million for the year ended December 31, 2004 to $5.5 million for the year ended December 31, 2005. Management believes that this decrease was the result of Wells Fargo canceling our Line of Credit and demanding full payment of the term loan, totaling approximately $3,900,000.

In June 2005, Michele Audio entered into an agreement with Pittsford to amend its existing promissory notes and convert the loan into a term loan. The amended note will incur interest at the rate of ten percent (10%) per annum and is payable in monthly installments including interest of $7,720 through July 1, 2008. The note may be prepaid at any time and if prepaid prior to July 1, 2006, Pittsford agrees to forgive $25,000 of the principle amount outstanding. The loan is secured by certain of Michele Audio’s properties as well as certain of the properties of MPG Development LLC (“MPG”) located in Massena, New York. The note is guaranteed by MPG as will as by certain officers of Michele Audio. As of December 31, 2005, Michele Audio owes $794,644 to Pittsford.

In May 2005, the Company entered into a one (1) year account receivable purchase agreement with Commercial Capital Lending, LLC (“CCL”). Pursuant to the agreement, CCL agrees to purchase up to 80% of the eligible accounts receivable from the Company. The Company may be required to repurchase accounts sold to CCL under certain conditions. The Company is required to pay interest at the rate of prime plus one percent on 80% of the face amount of the accounts purchased. In addition, the Company is required to pay a servicing fee totaling .6% (six tenths of one percent) of the net face amount of the open receivables for each 15 days the account is open. The agreement, among other provisions, is secured by all personal property excluding inventory and equipment.

In May 2005, the Company entered into a secured convertible debenture for $150,000 with the brother of one of the officer/directors. The debenture incurs interest at the rate of 8% per annum and is payable in monthly installments including interest totaling $3,041 through June 2010. The mortgage is secured by one of the Company’s properties as well as the home of the officer/director. The Company has not made the required payments under the mortgage. The Company has recorded a beneficial conversion feature totaling $50,000, which was recorded as a discount on the debentures and are being amortized over the term of the related debenture as additional interest expense. In June 2006, the note and accrued interest were converted into 8,100,000 shares of the Company’s common stock.

In May 2005, the Company entered into a lease for equipment under capital lease arrangements with Franklin Funding, Inc. Pursuant to the lease, among other provisions, the lessor retains actual title to the leased property until the termination of the lease, at which time the property can be purchased for one dollar. The lease dated May 17, 2005 is for certain equipment located in the Salt Lake City facilities. The term of the lease is forty months with monthly payments of $7,755 which is equal to the cost to amortize $250,000 over the lease term at an interest rate of approximately 17% per annum. The Company had obtained the lease and related underlying equipment through an assumption agreement with one of the Company’s vendors. The vendor declared bankruptcy in 2006. Pursuant to a settlement agreement in June 2006 with Franklin Funding, the Company gave up possession of the equipment and cancelled the lease with Franklin Funding.

In April and May 2005, the Company transferred certain equipment in exchange for the repayment of the existing debt on the equipment to a corporation controlled by the brother of one of the Company’s officers. The Company subsequently leased back the equipment. Pursuant to the two separate two-year lease agreements, the Company is required to make monthly payments totaling $3,000 and $2,000 per month, respectively. The Company has not made any of the required lease payments pursuant to the agreement.

In April, 2005 Wells Fargo cancelled our line of credit and demanded full payment of the term loan totaling $3,900,000. Management believes that this was the result of a dispute between the Company and Wells Fargo regarding a financing deal between the Company and Argilus Capital LLC that was not completed.

The Line of Credit with Wells Fargo was an ongoing relationship that was renewed in March, 2005. At that time, the Company incurred a charge of approximately $37,000 for the renewal and there was no indication of any problems. As such, the cancellation of the credit line and demand for payment was completely unexpected by management.

The Company’s arrangement with Wells Fargo was an asset based lending arrangement and as of the cancellation date in April 2005, Wells Fargo proceeded to retain all of the Company’s cash as it came in. This prevented the Company from operating and essentially put the Company in a “shut down mode” with the majority of the work force being laid off and the Company operating at a very limited capacity. This had a large impact on the Company’s customer base.

In order to keep the Company solvent, management obtained capital through the sale of assets and property. This resulted in a significant decline in our fixed assets balance from December 31, 2004 to December 31, 2005. In addition, loans were obtained from officers and related parties.

 In January 2005, Michele Audio entered into a revolving line of credit agreement with Ringsport, Ltd., a British Virgin Islands corporation. Pursuant to the agreement, Michele Audio may borrow up to one million dollars ($1,000,000) for a term of one (1) year. The line bears interest at the rate of prime plus one percent. The line is collateralized by the cash, marketable securities and investments of Michele Audio. In 2005, Michele Audio borrowed $50,000 under the line.

Our efforts in 2004 and 2005 were spent on a number of financing deals that ultimately did not come to fruition. Management did not obtain financing until April 2006 causing revenues to suffer in 2005.

In November 2004, we signed a Standby Equity Distribution Agreement with Cornell Capital Partners, LP (“Cornell”) whereby Cornell agreed to purchase, during the next two (2) years, up to $10,000,000 of our common stock. We have not borrowed any funds under the agreement.

In October 2004, we entered into a Collateral Share Agreement (the “Collateral Share Agreement”) with Ginette and Thomas Gramuglia the President and Vice President of the Company at that time. The Collateral Share Agreement called for the Company to issue to Thomas Gramuglia and Ginette Gramuglia 3,000,000 shares each of the Company’s common stock as consideration for their continuing personal guarantees of certain of the Company’s loan obligations. Ownership of the collateral shares remain with the Company unless an event of default occurs under the guaranteed loans set forth in the Collateral Share Agreement, however Tom and Ginette Gramuglia have voting rights for the shares during the term of the Collateral Share Agreement. Additionally, the Collateral Share Agreement stipulates that either Thomas or Ginette Gramuglia have the option to purchase the collateral shares at either $.24 (twenty-four cents) per share or the average closing bid price for the shares for any five (5) day trading period during the term of the Collateral Share Agreement. The Collateral Share Agreement further indicates that the Company may from time to time transfer ownership of the collateral shares to Thomas Gramuglia pursuant to his employment agreement and applicable securities laws. The term of the Collateral Share Agreement is the shorter of 10 years or the term of the loan guarantees.

In September 2003, Michele Audio entered into a short-term note agreement with Pittsford Capital Mortgage Partners, LLC (“Pittsford”) for $775,000. The note, which was due September 17, 2004, unless repaid sooner, bears interest at the rate of sixteen percent (16%) per annum. Interest only payments are due monthly.

In March 2002, Michele Audio entered into a $7,000,000 revolving note agreement (the “Note Agreement”) with Wells Fargo Business Credit, Inc. (“Wells Fargo”) for working capital and issuance of letters of credit. Interest was payable monthly at Well’s Fargo’s then base rate plus 3%. The note was payable on demand. At December 31, 2004 total borrowings under the Note Agreement totaled $1,666,319 placing Michele Audio in default. In April 2004, the Note Agreement was amended to change certain of the provisions including the formula used to calculate the funds available for borrowing and settlement of certain default charges.

Competition.

Two (2) of our competitors in the plastics and packaging industry went out of out of business. We believe that this will give us an opportunity to regain the market share that was lost in 2005 and 2006.

Significant Income or Loss.

In 2005, there was no significant income or loss arising from our continuing operations. In 2006, we incurred charges related to options offered in exchange for outstanding loans due. These are one time charges that will be incurred in 2006.

Issuance of Unregistered Stock

In July 2006, the Company agreed to issue 250,000 shares of the Company’s common stock to its attorneys for legal services. On the date of issuance, the Company will reflect as expenses for legal fees, approximately $15,000 (the market value of the shares on the date of the issuance).

Also in July 2006, the Company agreed to issue 1,000,000 shares of the Company’s common stock to another attorney in connection with services provided in the Arbitration with Mr. Arnold and Investor Relations Services. On the date of issuance, the Company will reflect as expenses for legal fees, approximately $20,000 (the market value of the shares on the date of the issuance.

In August 2006, the Company issued 2,500,000  shares to one of its vendors in partial payment for the balance due to the vendor for materials.

In April 2006, the Company granted to officers of the Company, options to purchase an aggregate of 50,000,000 shares of the Company’s common stock at an exercise price of $.02 per share. The options may be exercised after April 15, 2006 and expire after April 15, 2011. The Company valued the warrants at $494,119 using the Black-Scholes option pricing method. The value was expensed as incurred as there was no vesting period. In August 2006, options to purchase 8,900,000 options were exercised in exchange for $178,000.

In March 2006, the Company issued 472,500 shares of common stock to employees.

BUSINESS

Overview.

Michelex Corporation (“Michelex” or the “Company”) was formed on September 29, 2003 as a Utah corporation pursuant to an Amendment to the Articles of Incorporation of our predecessor Highway One-OWEB, Inc. (“Highway One”). We are the designers and manufacturers of high quality customized and standard plastic components. We provide precision products manufactured with state-of-the-art equipment using only the finest materials meeting or exceeding our rigorous standards.

On February 7, 2003 Highway One entered into a Purchase Agreement (the “Agreement”) with Peter Chandler, Highway One’s sole director and president, and Benjamin Hansel. Mr. Chandler beneficial owned 2,000,000 shares of Highway One’s common stock constituting approximately 85.2% of the issued and outstanding shares. As consideration for Mr. Hansel’s agreement to serve as director and executive officer of Highway One's and for payment of all costs and expenses associated with the transaction, Highway One issued 20,000,000 “unregistered” and “restricted” shares of common stock to Mr. Hansel.

To date our Company consists of two (2) primary businesses:

•
MICHELEX DIVISION - began operations in September 1983 (“Michelex Division”). Our primary business is manufacturing, importing and distributing Optical Media Packaging products. We also produce, import, and distribute a complete line of plastic injection molded multimedia packaging products.

•
MICHELE AUDIO DIVISION - began operations in April 1972 as a New Jersey corporation (“Michele New Jersey”) and became our wholly owned subsidiary in 2003. Our primary business is replication services for the spoken words industry. We also own a large catalogue of music which we intend to market.

Michele Audio Division (“Michele Audio”) was organized on July 23, 2003, as the result of an effective merger by and among Michele New Jersey, Highway One, and Michele Audio, Inc., a Delaware corporation (the “Plan”). Michele Audio stockholders received a total of 10,392,000 “unregistered” and “restricted” shares of Highway One’s common stock in exchange for all of their shares of common stock of Michele Audio (the “Exchange Shares”). After the cancellation of 19,750,000 shares of common stock issued to Mr. Hansel pursuant to the Plan, the Exchange Shares represented approximately eighty percent (80%) of Highway One’s issued and outstanding shares of common stock. Michele Audio subsequently changed its fiscal year from February 28 to December 31.

We previously owned Hindsight Records, Inc. (“Hindsight”) which was acquired through an Agreement and Plan of Merger on December 30, 2004, by and among the Company, Hindsight, Stradivari, Inc. and an employee of the Company who was also the mother of one of the officer/director’s children (“Purchaser”). The Company purchased the outstanding shares of Hindsight and Stradivari for $800,000 and issued 100,000 shares of our common stock. We also assumed all of Hindsight’s obligations under $1,000,000 5% secured convertible debentures due December 29, 2006. In December 2005 however the Purchaser reacquired the shares of Hindsight, previously sold to the Company in December 2004, in exchange for canceling the $800,000 promissory note owed to the Purchaser.

The Business.

We are the designers and manufacturers of high quality customized and standard plastic components providing precision products manufactured with state-of-the-art equipment using only the finest materials. We believe that our businesses along with superior customer satisfaction have positioned us to be at the forefront of the media and replication industry.

Michelex Division.

Michelex Division sells and distributes a broad range of paper, vinyl, tyvek, and board mailer based multimedia packaging products. We also manufacture and import a wide range of plastic components used by the multimedia Optical Disc Industry. Our products are sold and primarily distributed through our own Company sales representatives. We service our customers from our facilities in Massena, New York and Salt Lake City, Utah, as well as from several public warehouses located throughout the United States.

•
Our principal product is the CD Jewel box. Our primary market is in the United States. Recently, two (2) of our major competitors have gone out of business. Our product is sold directly by our in house sales team, which we plan to expand in the near future. We have just completed our own retail website www.michelexmedia.com.

•	We are expecting commencing production of our “5.2 jewel case ultra slim” in the last quarter of this year.

•
We believe that low electrical power and reasonable labor costs allow us to compete favorably with many of our competitors. We also believe that going forward the secret to our success will be bringing our facilities up to eighty percent (80%) operational level. We are expecting to achieve this goal once the Company finishes financing to allow us sufficient working capital.  Our goal in 2007, is to regain the market share that we believe was lost in 2005 and 2006, due to a conflict with our senior lender.

•
Our primary raw material for our plastic products is polypropylene and polystyrene. The cost of these materials is directly related to the cost of a barrel of oil. We are subject to price fluctuation that is beyond our control.

•
We had approximately four hundred (400) accounts throughout the United States and Canada two (2) years ago. We are aggressively trying to recapture these accounts. Our “Made in the USA” products have a very good following and we hope to use this to our advantage.

Governmental Regulations.

The primary governmental regulations affecting Michelex Division are related to tariffs levied on products that Michelex Division domestically produces to compete within various market segments. In addition, Michelex Division is subject to federal state and local laws governing such matters as wages, working conditions, citizenship and health and sanitation requirements. We believe that we are in substantial compliance with all of such laws.

As the cost of compliance with environmental laws has not been significant, Michelex Division does not maintain detailed records of these expenses.

Employees.

As of December 31, 2005 Michelex Division had a total of 15 employees; of this amount, 15 were employed full-time.

Michele Audio.

Michele Audio provides state of the art duplication, packaging, and fulfillment services for Cassette, CD, and DVD based products. Michele Audio also operates both a recording and mastering studio through which it provides audio restoration, editing, and mastering services. Additionally, Michele Audio libraries and controls our catalog of music and spoken word recordings which we license to other companies.

•	Our principal market is the spoken word industry. We provide cassettes and CD replication for various book publishers, primarily in the northeast.

•
Our distribution for replication services is directly to the customers. Our music division distributes its products through regional distributors. We are currently working on a direct retail website to expose our music catalogue directly to the consumer. The Company will also explore granting download rights to internet sites that specialize in that service.

•
We intend to place a greater emphasis on our music division because the replication of cassettes has diminished greatly. Cassettes were Michele Audio’s main business. The music business offers us a greater margin and higher revenues per unit. We believe that our catalogue has great potential that has not yet been realized.

Michele Audio is a party to numerous royalty and licensing agreements of various dates and durations.

Governmental Regulations.

The primary governmental regulations affecting Michele Audio are related to tariffs on products that Michele Audio imports or those levied on products which Michele Audio domestically produces for competition in various market segments. An increase in the tariffs on products produced offshore would enhance Michele’s Audio domestically produced products ability to compete more effectively on price; however it would also increase the cost of Michele Audio import products. Conversely, a decrease in tariffs on products produced offshore would have the opposite effect. Any change would require Michele Audio to evaluate and possibly adjust its product mix. In addition Michele Audio is subject to federal state and local laws govern such matters as wages, working conditions, citizenship and health and sanitation requirements. We believe that we are in substantial compliance with all of such laws.

As the cost of compliance with environmental laws has not been significant, Michele Audio does not maintain detailed records of these expenses.

Employees.

As of December 31, 2005 Michele Audio had a total of 14 employees; of this amount, 13 were employed full-time.

HINDSIGHT RECORDS.

The thrilling discovery that there was a vast repertoire of Big Band music which had never been released to the public, led to the formation of Hindsight Records. When Wally Heider, a producer for the Company, learned that broadcasts of certain Big Band recordings had never been commercially released he decided to secure the licensing rights and transfer these one-of-a-kind originals to records and cassette tapes of the highest quality using state of the art equipment.

•
Hindsight’s principal products are CDs and cassettes tapes of Big Band recordings. It also has expanded into well-known jazz artists and singers of the great standard songs such as Doris Day, Rosemary Clooney and Mel Torme.

•	Our products are sold primarily to independent records distributors.

•	Our main supplier is Michele Audio.

•	Hindsight Record’s owns numerous copyrights of its songs and recordings.

In December 2005, Hindsight was re-acquired by the Purchaser in exchange for canceling the $800,000 promissory note owed to the Purchaser as part of the original purchase price.

Governmental Regulations.

Hindsight Records is subject to federal state and local laws which govern such matters as wages, working conditions, citizenship and health and sanitation requirements. We believe that we are in substantial compliance with all of such laws.

Employees.

In December 2005 prior to the reacquisition by the purchaser, Hindsight Records had a total of two (2) employees; of this amount, two (2) were employed full-time.

DESCRIPTION OF PROPERTY.

Through Michelex Division, we own the following properties:

•
a 8,750 sq. ft. metal building on one (1) acre. The building, located in Massena, has two (2) loading dock doors with 1,500 square feet in office space. This property has been pledged as security for a $7,000,000 asset backed revolving line of credit with Wells Fargo (the “Line of Credit”). This lot also contains a 1,200 sq. ft. metal building, which is pledged as security for a $1,200,000 mortgage note with Madison Realty Capital, LP (“Madison Capital Mortgage”);

•
a 9,800 sq. ft. metal building on one (1) acre with two (2) loading dock doors and 1,800 square feet of office space. This property is also located in Massena and is pledged as security for the Madison Capital Mortgage;

•
a 20,000 sq. ft. metal building on one acre of land with four (4) loading dock doors and 1,300 square feet of office space. This property is also located in Massena and is being used as security for the Line of Credit with Wells Fargo. There is also a 1,200 sq. ft. metal building on this lot, which has been pledged as security for the Madison Capital Mortgage;

•
a 25,500 sq. ft. block and metal building with six (6) loading dock doors located on two (2) acres of land in Massena. Approximately 15,500 square feet is leased to two (2) entities, for an annual lease income of $86,875. We currently owe approximately $770,000 on the mortgage of this property; and

•	a four (4) acre vacant lot in Massena.

We previously owned:

•
a 83,864 sq. ft. cement building located in Salt Lake City, Utah. The building had three (3) dock doors and 25,000 square feet of office space. Michelex used the un-rented space for office, warehouse and manufacturing facilities. This parcel had a first mortgage with Equitable Life & Casualty and a second mortgage for $800,000 from First Interstate Financial LLC, which was subordinate to the first mortgage. The second mortgage carried an interest rate of 9%, with a term of 18 months. Our President Thomas Gramuglia, held a mortgage on this property in the amount of $350,000 that was subordinate to the other two (2) mortgages. Prior to its sale in 2006, we owed approximately $1,992,000 on the parcel. We previously leased a total of 26,693 square feet to four (4) entities for a total of $132,048 in annual rents; and

•
a 16,000 sq. ft. building in Salt Lake City with approximately 4,000 square feet of office space. We generated $36,000 in annual lease income. Prior to its sale in 2005 we owed approximately $647,000 on a mortgage on this property.

MICHELE AUDIO.

Through Michele Audio, we own the following properties:

•	7.5 acres with a two (2) car garage and a mobile home in Massena. This property is part of the security for a $770,000 mortgage held by Pittsford Capital, LLC (the “Pittsford Mortgage”);

•
14 acres of land with 1,850 feet of frontage on Route 37 in Massena. The land connects to the mobile home and garage property discussed above. This property is also part of the security for the Pittsford Mortgage;

•
a 5,000 sq. ft. metal building on three (3) acres of land, also located in Massena. This property connects to the mobile home and garage property identified above, and is also part of the security for the Pittsford Mortgage; and

•	85.39 acres of farm land on Route 56 in Massena. This parcel is also part of the security for the Pittsford Mortgage; and

We previously owned:

•	the Massena Theater, an 8,000 sq. ft. building with a 400-seat movie theater and two (2) retail stores. Prior to its sale in 2005, annual rents were generated in the amount of $10,800; and

•	a 5,000 sq. ft. block building in an industrial park in Massena. Prior to its sale in 2006, we owed approximately $57,000 on the mortgage.

Properties Previously Owned Through Hindsight Records.

Prior to the re-acquisition of Hindsight by the Purchaser, we previously owned a 35,000 sq. ft. building in Massena, which had been pledged as security for the Madison Capital Mortgage. The building was sold during the first quarter of 2006.

LEGAL PROCEEDINGS

Except as indicated below, the Company is not a party to any pending legal proceeding. To the knowledge of management, no federal, state or local governmental agency is presently contemplating any proceeding against the Company. No director, executive officer or affiliate of the Company or owner of record or beneficially of more than five percent (5%) of its common stock is a party adverse to the Company or has a material interest adverse to the Company in any proceeding.

In January 2006, the Company received a subpoena from the SEC as part of an investigation the SEC is conducting into trading in certain over the counter stocks. The Company has not been notified that the SEC is conducting a formal or informal investigation into the Company.

In November 2005, the Company received notice of the settlement of arbitration between Michele Audio, Investor Relations Services, Inc., a Delaware corporation (“Investor Relations”) and Charles Arnold. Pursuant to the settlement, the Company is required to pay an aggregate of $290,928 for damages, interest, legal and administrative fees relating to a claim filed by Investor Relations and Charles Arnold that they had not been compensated as called for pursuant to a Consulting Agreement and Personal Services Agreement respectively (the “Agreements”).

An Arbitration award was held against Michele Audio on November 2005 for an aggregate amount of $290,000 to the benefit of Mr. Arnold and Investor Relations Services. The aggregate of such award has not been enforced yet, the Company intends to respect the Arbitration Decision.

SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

On December 20, 2005, our Board of Directors and majority shareholders voted to increase the authorized number of shares from 100,000,000 to 1,000,000,000.

On September 9, 2003, our Board of Directors and majority stockholders voted to amend Article I of our Articles of Incorporation to change our name to “Michelex Corporation.” The amendment became effective on September 29, 2003. A definitive information statement was filed on September 8, 2003.

MANAGEMENT

The following table sets forth the names of our Company’s directors and executive officers. These persons will serve until the next annual meeting of the stockholders or until their successors are elected or appointed and qualified, or their prior resignation or termination.
Name	Positions Held	Date of Election or Designation	Date of Termination or Resignation
Thomas Gramuglia	President	7/23/03	*
	Director	7/23/03	*

Sharon Bishop	Secretary	7/23/03	*
	Director	7/23/03	*

* These persons presently serve in the capacities indicated.

Business Experience.

Thomas Gramuglia, President, and Director. Mr. Gramuglia is 57 years of age. He was born in Englewood, New Jersey. He is the founder of Michele Audio Corporation and Michele Audio Corporation of Canada, which was sold in 1979. Mr. Gramuglia is also the owner-operator of Hindsight Records. He attended schools in Fort Lee, New Jersey, graduating in 1967. Mr. Gramuglia attended New York Institute of Technology, majoring in Behavioral Science. He has networked extensively throughout Europe, the Far East, and South America in a continuing effort to expand international relations with industry majors.

Sharon Bishop, Secretary and Director. Ms. Bishop, age 44, was born in Torrance, California. She began working for Michele Audio in December, 1980, evolving with the music and plastics industry from LP/8 track in the early 1980’s to audio and video cassettes later that decade, CD’s in the 1990’s and to the present day, in which DVD’s are prevalent.

Involvement in Certain Legal Proceedings.

During the past five years, no present or former director, executive officer or person nominated to become a director or an executive officer of our Company:

(1) was a general partner or executive officer of any business against which any bankruptcy petition was filed, either at the time of the bankruptcy or two years prior to that time;

(2) was convicted in a criminal proceeding or named subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) was subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

(4) was found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Compliance with Section 16(a) of the Exchange Act

Each of our current directors and executive officers filed a Form 3 Initial Statement of Beneficial Ownership of Securities with the Securities and Exchange Commission on July 28, 2003. There have been no changes in any of these persons’ stock ownership since that time.

Sharon Bishop Secretary and Director was granted an aggregate amount of 150,000 shares of our Common Stock on March 28, 2006.

Code of Conduct.

The Company has adopted a Code of Conduct which is attached to the Form 10-KSB filed on November 2, 2006.

Audit Committee.

The Board of Directors does not have an audit committee. Due to each member’s involvement in the day-to-day operations of the Company and their intimate familiarity with the financial condition and controls inherent in the Company, each member of the Board regularly monitors, reviews and makes suggestions regarding the Company’s financial and operating procedures and control mechanisms.

EXECUTIVE COMPENSATION

Cash Compensation.

The following table sets forth the aggregate compensation paid by the Company for services rendered during the periods indicated:

SUMMARY COMPENSATION TABLE

	Long Term Compensation
	Annual Compensation				Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year or Period Ended	Salary ($)	Bonus ($)	Other Annual Compen-	Restricted Stock	Securities Underlying Options	LTIP Payouts	All Other Compensat’n

Thomas	12/31/03	$82,915	0	0	0	0	0	$2,188
Gramuglia,	12/31/04	$63,218.94		0	0	0	0	$0
President,
Director,	12/31/05	$0	0	0	0	0	0	$0

Sharon
Bishop,	12/31/03	$90,009	0	0	0	0	0	$2,684
Director,	12/31/04	$103,083.21		0	0	0	0	0
Secretary	12/31/05	$58,583.34		0	0	0	0

No cash compensation, deferred compensation or long-term incentive plan awards were issued or granted to the Company’s management during the years ended December 31, 2005 or 2004. None of our officers or directors have been granted any option or stock appreciation rights; accordingly, no tables relating to such items have been included within this Item.

Compensation of Directors.

There are no standard arrangements pursuant to which the Company’s directors are compensated for any services provided as a director. No additional amounts are payable to the Company’s directors for committee participation or special assignments.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements.

There are no employment contracts, compensatory plans or arrangements, including payments to be received from the Company, with respect to any director or executive officer of the Company which would in any way result in payments to any such person because of his or her resignation, retirement or other termination of employment with the Company, any change in control of the Company, or a change in the person’s responsibilities following a change in control of the Company.

Security Ownership of Certain Beneficial Owners.

The following table sets forth the share holdings of those persons who own more than five percent of the Company’s common stock as of the date hereof:

Name and Address	Number of Shares Beneficially Owned	Percentage of of Class

Ginette Gramuglia	25,488,000	24.07%
50 Westwood Drive
Massena, NY 13662

Thomas Gramuglia	16,120,360	15.23%
12 Sierra Lane Massena, NY 13662

Vincent Gramuglia 39 Joyous Lane Glenville, NY 12302	8,128,500	7.68%

Security Ownership of Management.

The following table sets forth the share holdings of the Company’s directors and executive officers as of the date hereof:

Name and Address	Number of Shares Beneficially Owned	Percentage of of Class

Ginette Gramuglia	25,488,000	24.1%
50 Westwood Drive
Massena, NY 13662

Thomas Gramuglia	16,120,360	15.2%
12 Sierra Lane
Massena, NY 13662

Sharon Bishop	150,000	0

All directors and executive officers as a group	41,758,360	39.3%

Changes in Control.

There are no present arrangements or pledges of the Company’s securities which may result in a change in control thereof.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

Transactions with Management and Others.

The only transactions between our Company and members of management, nominees to become a director or executive officer, five percent stockholders, or promoters or persons who may be deemed to be parents of our Company were: (i) in August, 2002, the officers of Michele Audio borrowed $50,000 personally from Key Bank and then lent to Michele Audio, which was making scheduled monthly payments of $5,000 principal plus interest at the Bank’s Prime Rate plus 2%; this loan was repaid in 2003; (ii) we have made interest free advances to Media Books, LLC, Hindsight Records, Inc. Michelex Plastics and Michelex Trimark, which are owned principally by certain shareholders of the Company; (iii) in April 2006, the Company granted to officers of the Company, options to purchase an aggregate of 50,000,000 shares of the Company’s common stock at an exercise price of $.02 per share.

Parents of the Issuer.

Our Company has no parents, except to the extent that Ms. Gramuglia and Mr. Gramuglia may be deemed to be a parent by virtue of their beneficial ownership of approximately 72% of its outstanding common stock. See the caption “Security Ownership of Certain Beneficial Owners and Management” of this Registration Statement.

DESCRIPTION OF SECURITIES

 Common Stock.

We are authorized to issue up to 1,000,000,000 shares of common stock, par value $.001. As of September 30, 2006, there were 105,871,037 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

TRANSFER AGENT

 We have engaged Colonial Stock Transfer located in 66 Exchange Place Salt Lake City, UT  84111 as independent transfer agent or registrar.

SHARES ELIGIBLE FOR RESALE

Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the shares of common stock offered may be resold without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our "affiliates," as that term is defined under the Securities Act of 1933, may generally only be sold in compliance with Rule 144 under the Securities Act of 1933.

In general, under Rule 144 as currently in effect, a shareholder, including one of our affiliates, may sell shares of common stock after at least one year has elapsed since such shares were acquired from us or our affiliate. The number of shares of common stock which may be sold within any three-month period is limited to the greater of: (i) one percent of our then outstanding common stock, or (ii) the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not our affiliate, who has not been our affiliate for 90 days prior to the sale, and who has beneficially owned shares acquired from us or our affiliate for over two years may resell the shares of common stock without compliance with many of the foregoing requirements under Rule 144.

COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

• an exchange distribution in accordance with the rules of the applicable exchange;

• privately-negotiated transactions;

• broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

• a combination of any such methods of sale; and

• any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, or Regulation S, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

PENNY STOCK

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

• that a broker or dealer approve a person's account for transactions in penny stocks; and

• the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must

• obtain financial information and investment experience objectives of the person; and

• make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

 The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

• sets forth the basis on which the broker or dealer made the suitability determination; and

• that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

 Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

We agreed to register for resale shares of common stock issuable upon the exercise of warrants issued to the selling stockholders or issuable upon conversion of the callable secured convertible notes payable to the selling stockholders listed below. The selling stockholders may from time to time offer and sell or all of the common stock being registered.

Name	Shares of Common Stock Included in Prospectus (1) (4)	Beneficial Ownership Before the Offering**	Percentage of Common Stock Owned Before Offering**	Beneficial Ownership After the Offering (3)	Percentage of Common Stock Owned After Offering (3)

AJW Offshore, Ltd. (2)	Up to 22,125,000 shares of common stock	5,562,500	4.99%	***	***

AJW Qualified Partners, LLC (2)	Up to 11,250,000 shares of common stock	5,562,500	4.99%	***	***

AJW Partners, LLC (2)	Up to 3,637,500 shares of common stock	4,728,750	3.32%	***	***

New Millennium Capital Partners II, LLC (2)	Up to 487,500 shares of common stock	633,750	0.45%	***	***

** These columns represent the aggregate maximum number and percentage of shares that the selling stockholders can own at one time (and therefore, offer for resale at any one time) due to their 4.99% limitation.

*** Less than 1%

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the secured convertible notes is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) Unless otherwise indicated, the selling stockholders have sole voting and investment power with respect to their shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholders. Includes a good faith estimate of the shares issuable upon conversion of the secured convertible notes and exercise of warrants, based on current market prices. Because the number of shares of common stock issuable upon conversion of the secured convertible notes is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. Under the terms of the secured convertible notes, if the secured convertible notes had actually been converted on or about July 2006, the secured convertible notes would have had a conversion price of $0.032. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the secured convertible notes and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. However the selling stockholders have contractually agreed to restrict their ability to convert their secured convertible notes or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the secured convertible notes and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2) The selling stockholders are affiliates of each other because they are under common control. AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Partners, LLC. AJW Offshore, Ltd., formerly known as AJW/New Millennium Offshore, Ltd., is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by AJW Offshore, Ltd. AJW Qualified Partners, LLC, formerly known as Pegasus Capital Partners, LLC, is a private investment fund that is owned by its investors and managed by AJW Manager, LLC, of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control over the shares listed below owned by AJW Qualified Partners, LLC. New Millennium Capital Partners II, LLC, is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by New Millennium Capital Partners II, LLC. We have been notified by the selling stockholders that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers.

(3) Assumes that all securities registered will be sold.

LEGAL REPRESENTATION

Gersten Savage, LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

The consolidated financial statements of the Company at December 31, 2005 and for each of the two fiscal years in the period ended December 2004 and December 2005 included in this prospectus have been so included in reliance on the report of Seligson & Giannattasio, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ADDITIONAL INFORMATION

  We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Michelex Corporation, filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street N.E. Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street N.E. Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov

MICHELEX CORPORATION
AND SUBSIDIARIES

Index to Consolidated Financial Statements
for the Period Ended December 31, 2005

REPORT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Shareholders
Michelex Corporation

We have audited the accompanying consolidated balance sheet of Michelex Corporation and subsidiaries as of December 31, 2005 and the related consolidated statements of operations, changes in shareholders' deficit and cash flows for the years ended December 31, 2005 and December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Michelex Corporation and subsidiaries as of December 31, 2005 and the results of their consolidated operations and cash flows for the years ended December 31, 2005 and December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 12 to the financial statements, the Company has incurred significant recurring losses. The realization of a major portion of its assets is dependent upon its ability to meet its future financing needs, and the success of its future operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.

Seligson & Giannattasio, LLP
White Plains, New York
October 17, 2006

MICHELEX CORPORATION
AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

CONSOLIDATED BALANCE SHEET

December 31, 2005

ASSETS
Current assets:
Cash	$16,217
Accounts receivable, net of allowance for doubtful accounts of $300,215	650,471
Accounts receivable - related party	14,582
Inventory, net	726,724
Restricted cash	20,598
Prepaid expenses and income taxes	301,245

Total current assets	1,729,837
Fixed assets - net of accumulated depreciation and amortization of $19,799,098	5,380,114

Other assets:
Land and building held for investment	119,500
Loans receivable - related party	215,245

Other assets	83,707

Total assets	$7,528,403

See notes to consolidated financial statements

MICHELEX CORPORATION
AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

CONSOLIDATED BALANCE SHEET

December 31, 2005

LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities:
Note payable to bank	$153,709
Current portion of long-term debt	1,666,310
Current portion of capital leases	89,176

Convertible debentures, net of discount of $44,003	1,258,246
Accounts payable	2,646,359
Accrued expenses	1,009,544
Payroll taxes payable	236,031

Total current liabilities	7,059,375
Other liabilities:
Long-term debt less current maturities	4,058,125
Note payable - officers	123,395
Capital leases less current maturities	145,314

Total liabilities	11,386,209
Commitments and contingencies
Shareholders' deficit
Common stock - no par value stock, 1,000,000,000 shares authorized, 70,447,309 shares issued and outstanding	70,447
Additional paid-in-capital	2,316,953
Retained deficit	(6,245,206)
Total shareholders' deficit	(3,857,806)
Total liabilities and shareholders' deficit	$7,528,403

See notes to consolidated financial statements

MICHELEX CORPORATION
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2005	Year Ended December 31, 2004
Net sales - unrelated parties	$5,506,048	$14,815,294
Net sales - related parties	11,977	69,204
Net sales	5,518,025	14,884,498
Cost of goods sold	4,367,543	10,331,594
Gross profit	1,150,482	4,552,904
Operating expenses:
Selling and shipping	420,818	579,613
General and administrative	2,850,352	5,756,461
Depreciation	859,326	1,180,737
Total operating expenses	4,130,496	7,516,811
Loss before other income (expense) and income taxes	(2,980,014)	(2,963,907)
Other income (expense):
Other income	(551,734)	155,808
Interest expense, net	(910,637)	(1,278,957)
(Loss) gain on sale of assets	358,172	(24,039)
Net income from rental properties	181,054	3,243
Other income (expenses)	(923,145)	(1,143,945)
Loss before income taxes	(3,903,159)	(4,107,852)
Income tax (benefit)	(925)	623,534
Net loss from continuing operations	(3,902,234)	(4,731,386)
Net loss from discontinued operations, net of tax of $0 and $0	(125,070)	(213,612)
Gain on sale of discontinued operations	122,070	-
Net loss	$(3,905,234)	$(4,944,998)

See notes to consolidated financial statements

MICHELEX CORPORATION
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)

	Year Ended December 31, 2005	Year Ended December 31, 2004
Weighted shares outstanding:
Primary and diluted	68,830,391	46,971,687
Loss per share primary and diluted
Loss per share from continuing operations	$(.06)	$(.10)
Loss per share from discontinued operations	-	(.01)
Net loss per share	$(.06)	$(.11)

See notes to consolidated financial statements

MICHELEX CORPORATION
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT

Year Ended December 31, 2004 and December 31, 2005

	Common stock		Paid-in	Retained
	Shares	Amount	Capital	Deficit	Total
Balance - December 31, 2003	12,990,000	$12,990	$4,850	$2,605,026	$2, 622,866
Correction of shares issued in acquisition	(51,960)	(52)	52	—	—
Shares issued for legal services	1,462,308	1,462	312,765	—	314,227
Conversion of convertible debenture	1,600,000	1,600	298,400	—	300,000
Beneficial conversion feature of convertible debentures	—	—	420,981	—	420,981
Exercise of options	866,666	867	216,653	—	217,520
Shares issued for financial consulting services	400,000	400	99,600	—	100,000
Sale of securities	500,000	500	159,500	—	160,000
Shares held in escrow for financial consulting services	1,267,924	1,268	(1,268)	—	—
Effect of 3 for 1 stock split	38,069,876	38,070	(38,070)	—	—
Issuance of shares in acquisition of Hindsight Records, Inc.	100,000	100	2,900	—	3,000
Net loss	—	—	—	(4,944,998)	(4,944,998)
Balance - December 31, 2004	57,204,814	$57,205	$1,476,363	$(2,339,972)	$(806,404)
Conversion of convertible debenture	2,400,000	2,400	147,600	—	150,000
Beneficial conversion feature of convertible debentures	—	—	145,832	—	145,832
Shares issued for financial consulting services	1,950,000	1,950	205,050	—	207,000
Shares issued for Hindsight Acquisition	8,892,495	8,892	342,108	—	351,000
Net loss	—	—	—	(3,905,234)	(3,905,234)
Balance - December 31, 2004	70,447,309	$70,447	$2,316,953	$(6,245,206)	$(3,857,806)

See notes to consolidated financial statements.

MICHELEX CORPORATION
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31, 2005	Year ended December 31, 2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,905,234)	$(4,944,998)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation and amortization	859,326	1,180,737
Loss on sale of assets	54,443	24,039
Impairment of goodwill	-	213,612
Deferred taxes	-	622,509
Net assets held for sale	(142,093)
Beneficial Conversion Feature	195,661
CHANGES IN OPERATING ASSETS AND LIABILITIES:
Accounts receivable	1,838,545	1,139,640
Note Receivable	71,418
Inventory	923,522	796,387
Restricted Cash	(70,989)
Prepaid expenses and taxes	577,713	(225,909)
Other assets	58,784	106,953

Accounts payable	(100,252)	(759,074)
Accrued expenses and taxes	(55,059)	306,879
NET CASH FLOWS FROM OPERATING ACTIVITIES	305,785	(1,539,225)
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of fixed assets	1,677,101	315,000
Acquisition of fixed assets	(128,178)	(265,650)
NET CASH FLOWS FROM INVESTING ACTIVITIES	1,548,923	49,350

See notes to consolidated financial statements

MICHELEX CORPORATION
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Continued)

	Year ended December 31, 2005	Year ended December 31, 2004
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	$(1,841,247)	$(445,045)
Proceeds from long-term debt	1,000,000	1,593,250
Proceeds from the exercise of options		217,520
Proceeds from the issuance of common stock		160,000
Net borrowings from loan payable	(1,537,610)	(282,972)
Net borrowings from loans to related parties	519,390	47,324
NET CASH FLOWS BY FINANCING ACTIVITIES	(1,859,467)	1,290,077
NET CHANGE IN CASH	(4,759)	(199,798)
CASH AT BEGINNING OF YEAR	20,976	225,825
CASH AT END OF YEAR	$16,217	$26,027
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Income taxes paid	$1,025	$1,025
Interest paid	$647,551	$791,566

See notes to consolidated financial statements.

MICHELEX CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

In the opinion of management, the accompanying financial statements of Michelex Corporation ("Michelex") contain all adjustments necessary to present fairly the Company's financial position as of September 30, 2006 and December 31, 2005, the results of operations and cash flows for the periods ended September 30, 2006 and 2005.

The results of operations for the three months and nine month periods ended September 30, 2006 and 2005 are not necessarily indicative of the results to be expected for the full year.

Except as stated below, the accounting policies followed by the Company are set forth in Note 1 to the Company's financial statements included in its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005.

Inventory

Inventory is valued at the lower of cost (first-in first-out method) or market. Merchandise shipped from overseas is inventoried, and the corresponding liability recorded, upon the Company’s taking title to the inventory. Components of inventories at December 31, 2005 are as follows:

Raw materials	$317,150
Work in process	6,900
Finished goods	402,674
$726,724

Revenue recognition

Revenues are recognized when product is shipped from the Company’s facilities.

Income Taxes

The Company reports income taxes based upon Statement of Financial Accounting Standards No. 109 (FAS 109) “Accounting for Income Taxes”, which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of other assets and liabilities.

Concentration of Credit Risks

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of temporary cash investments and trade accounts receivable.

The Company maintains its cash in bank deposit accounts at high credit quality financial institutions. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 2005, the Company had no uninsured cash. The Company may exceed the insurance limits at times during the year.

Most of the Company’s business activity is with customers located in the United States. Consequently, the Company’s ability to collect the amounts due from customers is affected by economic fluctuations in the country.

Fixed Assets

The value of fixed assets is at historical cost as required by generally accepted accounting principles. Depreciation is calculated on a straight-line over the expected useful life of the asset as follows:

Building and improvements	10 to 31 years
Equipment	5 to 7 years
Vehicles	5 years
Masters	3 years

MICHELEX CORPORATION
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Land and Building Held for Investment

Property held for investments consists of land not used in the business in Massena, NY as well as property for which the Company plans to renovate and rent.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Advertising:

The Company expenses advertising costs as they are incurred.

Earnings (Loss) Per Share:

The Company calculates earnings (loss) per share in accordance with SFAS No. 128, “Earnings Per Share”. Basic earnings (loss) per share was computed by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted earnings per share is computed by dividing net income by the weighted average number of common shares outstanding and is adjusted for the dilutive effect of shares issuable upon the exercise of options and warrants. The Company had a net loss for the years ended December 31, 2004 and December 31, 2005, and accordingly, potential common share equivalents are excluded from this computation, as the effect would be anti-dilutive.

MICHELEX CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - FIXED ASSETS

Fixed assets consist of the following at December 31, 2005:

Land	$668,003
Building	4,902,346
Equipment	18,371,223
Vehicles	358,129
Masters	879,511
25,179,212
Less: accumulated depreciation	19,799,098
$5,380,114

Included in fixed assets is $250,000 in cost of equipment under capital lease.

NOTE 3 - RELATED PARTIES

Note Payable - Officers

Officers of the Company have made interest free advances totaling $123,395 at December 31, 2005.

Loans Receivable- Media Books LLC, Michelex Plastics Corp. and Michelex Trimark

The Company has made interest free advances to these companies, which are owned principally by certain shareholders of the Company.

In addition, there have been sales to related parties during the last several years, primarily to Media Books LLC, which have resulted in accounts receivable. The Accounts Receivable balance as of December 31, 2005 related to these transactions is $14,482.

MICHELEX CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - RELATED PARTIES (continued)

Mortgage-Related Party

In May 2005, the Company entered into a secured convertible debenture for $150,000 with the brother of one of the officer/directors. The debenture incurs interest at the rate of 8% per annum and is payable in monthly installments including interest totaling $3,041 through June 2010. The mortgage is secured by one of the Company’s properties as well as the home of the officer/director. The Company has not made the required payments under the mortgage. The Company has recorded a beneficial conversion feature totaling $50,000, which was recorded as a discount on the debentures and was being amortized over the term of the related debenture as additional interest expense.

In June 2006, the note and accrued interest was converted into 8,100,000 shares of the Company’s common stock. At that time, the remaining beneficial conversion feature will be expensed.

NOTE 4 - CREDIT LINES

Wells Fargo Business Credit, Inc.

In March 2002, the Company entered into a $7,000,000 revolving note agreement with Wells Fargo Business Credit, Inc. for working capital and issuance of letters of credit. Interest is payable monthly at the Bank’s base rate plus 3%. The note is payable on demand. Borrowings under the credit facility at December 31, 2005 totaled $103,709. The Company was in default of the credit facility. In April 2004, the agreement was amended. The amendment changed certain of the provisions of the agreement including the formula used to calculate the funds available to be borrowed. In addition, certain default charges were settled. In April 2005, the Company and Wells Fargo entered into a letter agreement whereby the balances due under the line of credit agreement were accelerated and the Company was required to seek alternative financing to repay the borrowings. In 2006, The Company and Wells Fargo entered into an agreement to settle the debt owed to Wells Fargo including amounts owed under the term loan. Pursuant to the agreement, the Company was to make payments of $1,025,000 in June 2006, $1,150,000 in August 2006 and $250,000 in December 2006 and interest only payments at the prime rate on the remaining unpaid balance until the final payment is made in December 2006.

MICHELEX CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - CREDIT LINES (continued)

Pittsford Capital Mortgage Partners

In September 2003, the Company entered into a short-term note agreement with Pittsford Capital Mortgage Partners, LLC (“Pittsford”) for $775,000. The note, which was due September 17, 2004, unless repaid sooner, bears interest at the rate of sixteen percent (16%) per annum. Interest only payments are due monthly.

In June 2005, the Company entered into an agreement with Pittsford to amend its existing promissory notes and convert the loan into a term loan. The amended note will incur interest at the rate of ten percent (10%) per annum and is payable in monthly installments including interest of $7,720 through July 1, 2008. The note may be prepaid at any time and if prepaid prior to July 1, 2006, Pittsford agrees to forgive $25,000 of the principle amount outstanding. The loan is secured by certain of the Company’s properties as well as certain of the properties of MPG Development LLC (“MPG”) located in Massena, New York. The note is guaranteed by MPG in addition to certain officers of the Company. As of December 31, 2005, the Company owes $794,644 to Pittsford.

Ringsport, Ltd.

In January 2005, the Company entered into a revolving line of credit agreement with Ringsport, Ltd., a British Virgin Islands corporation. Pursuant to the agreement, the Company may borrow up to one million dollars ($1,000,000) for a term of one (1) year. The line bears interest at the rate of prime plus one percent. The line is collateralized by the cash, marketable securities and investments of the Company. In 2005, the Company borrowed $50,000 under the line.

Accounts Receivable Purchase Agreement

In May 2005, the Company entered into a one (1) year account receivable purchase agreement with Commercial Capital Lending, LLC (“CCL”). Pursuant to the agreement, CCL agrees to purchase up to 80% of the eligible accounts receivable from the Company. The Company may be required to repurchase accounts sold to CCL under certain conditions. The Company is required to pay interest at the rate of prime plus one percent on 80% of the face amount of the accounts purchased. In addition, the Company is required to pay a servicing fee totaling .6% (six tenths of one percent) of the net face amount of the open receivables for each 15 days the account is open. The agreement, among other provisions, is secured by all personal property excluding inventory and equipment.

MICHELEX CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - ACQUISITIONS

Merger with Highway One-OWeb, Inc.

In July 2003, Michele Audio merged with Highway One-OWeb, Inc. (“Highway”). In exchange for the shares of Michele Audio outstanding common stock on the date of the merger, the shareholders received 10,392,000 shares of Highway stock. In addition, 19,750,000 Highway shares previously issued were cancelled. Immediately after the merger, the shareholders of Michele Audio controlled 80% of the voting stock of the consolidated entity. As a result, the merger has been reflected as a reverse acquisition, and as such, the historical information presented reflects those of the operating Company, Michele Audio. The effect of this recapitalization has been reflected retroactively.

Acquisition of Hindsight Records, Inc.

On December 30, 2004, the Company entered into an Agreement and Plan of Merger to acquire Hindsight Records, Inc. and Stradaveri, Inc. from an employee of the Company and mother of one of the officer/director’s children. Approximately one week previous, the employee purchased the shares of Hindsight and Stradaveri from the officer/director of the Company for $800,000. Pursuant to the merger agreement, the Company purchased the outstanding shares of Hindsight and Stradaveri for $800,000 and the issuance of 100,000 shares of the Company’s common stock. In addition, the Company assumed all of Hindsight's obligations under Hindsight's 5% secured convertible debentures due December 29, 2006 having an aggregate principal balance of $1,000,000.

In December 2005, the Company entered into a sale agreement with an officer and director of the Company to sell Hindsight back to him. Pursuant to the agreement, the officer reacquired the shares of Hindsight sold to the Company in December 2004 in exchange for the canceling of the promissory note for $800,000 owed to the officer. The assets, liabilities and profit and loss are therefore reflected as a discontinued operation. Proforma income statement information has not been presented as there would be no change in the income or loss from continuing operations.

MICHELEX CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - LONG-TERM DEBT

Long-term debts consists of the following:

	Interest Rate	Due Date	December 31, 2005
Secured note payable to Pittsford payable in monthly installments of $7,720 including interest, secured by certain property	10.47%	2025	$794,644

Secured mortgage payable in monthly installments of $16,800 including interest, secured by certain Utah facilities	8.75%	2018	1,521,458

Secured mortgage payable in monthly installments of interest only, secured by certain Utah facilities	9%	2006	750,000

Secured note payable to bank in monthly installments of $45,833 plus interest, secured by certain property	Prime + 3%	2010	2,658,333

			5,724,435
Less current maturities			1,666,310
			$4,058,125

Long-term debt matures as follows:

Fiscal year ending December 31,
2006	$1,666,310
2007	643,592
2008	682,325
2009	661,875
2010	305,653
After	1,764,680
Total	$5,724,435

In late 2005, the Company received notification of default from both the first and second mortgage holder for the Company’s premises in Utah. In December 2005, the Company made payments aggregating $132,875 for amounts due on the mortgages, thereby withdrawing their notices of default. In 2006, the property was sold and both mortgages were repaid. Also in 2006, certain property and equipment were sold and payments totaling $2,175,000 were made toward the term loan with Wells Fargo.

MICHELEX CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005

NOTE 7 - CAPITAL LEASE OBLIGATIONS

Franklin Funding, Inc.

In May 2005, the Company entered into a lease for equipment under capital lease arrangements with Franklin Funding, Inc. Pursuant to the lease, among other provisions, the lessor retains actual title to the leased property until the termination of the lease, at which time the property can be purchased for one dollar.

The lease dated May 17, 2005 is for certain equipment located in the Salt Lake City facilities. The term of the lease is forty months with monthly payments of $7,755 which is equal to the cost to amortize $250,000 over the lease term at an interest rate of approximately 17% per annum.

The Company had obtained the lease and related underlying equipment through an assumption agreement with one of the Company’s vendors. The vendor declared bankruptcy in 2006. Pursuant to a settlement agreement in June 2006 with Franklin Funding, The Company gave up possession of the equipment and cancelled the lease with Franklin Funding.

Heller Financial Leasing, Inc.

The Company leases equipment under capital lease arrangements with Heller Financial. The terms and amounts are described below. Pursuant to the lease, the lessor retains actual title to the leased property until the termination of the lease, at which time the property can be purchased for one dollar.

The leases dated August 9, 1999 are for thirteen Nissei injection mold machines. The term of the leases is sixty months with monthly payments of $27,362 which is equal to the cost to amortize $1,323,850 over a 5-year period at an interest rate of 8% per annum.

St. Lawrence County Industrial Development Agency.

The Company leases a building and land located on Lot 16 in the Massena Industrial Park from the St. Lawrence County Industrial Development Agency. Pursuant to the lease, the lessor retains actual title to the leased property until the termination of the lease, at which time the property can be purchased for one dollar. The lease dated November 6, 1998 is for 84 monthly payments of $4,431 beginning November 1998.

The Company leases a second building in the Massena Industrial Park from the St. Lawrence County Industrial Development Agency. Pursuant to the lease, the lessor retains actual title to the leased property until the termination of the lease, at which time the property can be purchased for one dollar. The lease dated October 30, 2003 is for 96 monthly payments of $724 beginning November 1, 2003.

US Bancorp Leasing

The Company leases Sumitomo injection molding machines under capital lease arrangements with US Bancorp Leasing. The Lease, dated September 11, 2001, is for 48 months with monthly payments of $10,012, which is equal to the cost to amortize $420,490 over a four-year period at an interest rate of 6.125% per annum. Pursuant to the leases the lessor retains actual title to the leased property until the termination of the lease, at which time the property can be purchased for one dollar.

Buyout of capital leases

In July 2005, the Company entered into an agreement with the St. Lawrence County Industrial Development Agency (“St. Lawrence IDA”) whereby the Company relinquished its use of one of the properties located in the Massena industrial park. The Company leased this property under an operating lease. Although the Company was not notified it was in default at the time the agreement, the Company was late in the payment of several of the monthly lease payments. Pursuant to this agreement, in exchange for allowing the Company to terminate its obligations under the operating lease for the above property, the St. Lawrence IDA issued credits to the Company in satisfaction of capital leases for two other properties also located in the Massena Industrial Park. The remaining principle balances at December 31, 2004 due on these capital leases totaled approximately $150,000. The total amount of the credits has been reflected as a lease buyout and included as a component of other income.

In December 2005, the Company entered into an agreement with the St. Lawrence IDA whereby the Company relinquished its use of one of the properties located in the Massena industrial park. The Company leased this property under a capital lease. The Company was late in the payment of several of the monthly lease payments on this and a lease on another property administered by the St. Lawrence IDA. Pursuant to this agreement, in exchange for allowing the Company to terminate its obligations under the lease for the above property, the St. Lawrence IDA issued credits to the Company in satisfaction of the capital leases for another property also located in the Massena Industrial Park. The total amount of the credits has been reflected as a lease buyout and included as a component of gain (loss) on sale of assets.

Sale-Leaseback Equipment

In May 2006, the Company entered into a sale leaseback agreement with an unrelated third party. Pursuant to the agreement, the Company sold certain of its assets for $1,200,000. As a condition of the agreement, the Company agreed to lease the assets pursuant to a five year lease at a rental of $19,583 per month plus an additional rent factor equal to the 6.5% over the prime rate of the unpaid remaining rental. The Company has the additional option to purchase the assets anytime after the first twelve months for an amount equal to the remaining unpaid lease payments plus $117,500.

Future minimum lease payments are as follows:

Year Ended December 31,
2006	$93,060
2007	93,060
2008	85,305
2009	-
2010	-
After	-
271,425
Less interest portion	36,935
Present value of net minimum lease payments	234,490
Less current portion	89,176

$145,314

MICHELEX CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - CONVERTIBLE DEBENTURES

5% Convertible Debentures

During the quarter ended September 30, 2004 and through October 1, 2004, the Company issued $503,250 of 5% Convertible Debentures ("5% Debentures"). The 5% Debentures require the Company to issue non-restricted shares of the Company's common stock within 41 days of funding at a conversion price of $.17 per share. In the event non-restricted shares of the Company's common stock is not issued within the 41 days, then each debenture holder is entitled to 3 shares of restricted stock for each share of non-restricted shares required under the conversion provisions of the debenture. Additionally, if the Company fails to deliver non-restricted shares of the Company's common stock to the debenture holders within one (1) year after the first closing date, the Company shall be required to deliver additional shares of restricted stock in sufficient quantities to guarantee the holders a 45% return on their investment. The Private Placement Memorandum further grants the Placement Agent the right of first refusal on all subsequent offerings by the Company for a period of 2 years. The Company aggregated net proceeds of $408,865 from the offering. The Company has recorded a beneficial conversion feature totaling $270,981, which was recorded as a discount on the debenture and had been amortized over the term of the debenture. At December 31, 2004, the entire beneficial conversion feature had been amortized to interest expense.

12% Convertible Debentures

The Company issued 12% Secured Convertible Debentures (“Convertible Debentures”) totaling $300,000 and $150,000 respectively. The Convertible Debentures will be due in September 2005 and may be prepaid in whole at any time after giving 20 days advance notice. The holders of the Convertible Debentures may elect at any time to convert the principle balance due into shares of the Company’s common stock at the lesser of $.1875 per share or 75% of the current market price at conversion. The Convertible Debentures are secured by a second security interest in all the Company’s assets. In November 2004, $300,000 of the Convertible Debentures were converted into 1,600,000 shares of the Company’s common stock (4,800,000 shares after the 3 for 1 stock split). In January 2005, the remaining $150,000 in Convertible Debentures were converted into 2,400,000 shares of the Company’s common stock (after giving effect to the 3 for 1 stock split). The Company recorded a beneficial conversion feature totaling $100,000 and $50,000, respectively, which were recorded as a discount on the debentures and amortized over the term of the related debenture. In November 2004, as a result of the conversion of one of the debentures, the balance of the beneficial conversion feature was expensed to interest expense. In January 2005, the remaining debentures were converted into common stock and the remaining beneficial conversion feature was expensed to interest expense.

MICHELEX CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - CONVERTIBLE DEBENTURES (continued)

Hindsight Debenture

In January 2005, the Company through its Hindsight Records, Inc, subsidiary closed on an aggregate of $1,000,000 5% Secured Convertible Debenture. The debentures are due December 29, 2006. The debenture is secured by the assets of Hindsight. The debentures are convertible at any time at the lesser of the price of the stock on the date of the closing or 75% of the price of the stock for the 5 trading days prior to the date of the conversion. The Company has recorded a beneficial conversion feature totaling $333,333, which has been recorded as a discount on the debentures and is being amortized over the term of the related debenture. During the first quarter of 2005, $351,000 of the debentures were converted into 8,893,215 shares of the Company’s common stock.

NOTE 9 - RETIREMENT PLAN

Effective March 1, 1993, the Company established a Deferred Savings and Profit Sharing Plan that covers substantially all employees. The plan expense was $5,035 and $9,868 for fiscal periods ended December 31, 2005 and 2004. The pension plan contributions were in accordance with requirements of the pension plan trustee. The net assets of the plan as of December 31, 2005 were $441,137.

NOTE 10 - SALE OF ASSETS

In April 2005, the Company sold several of its properties to MPG Development LLC (“MPG”), a limited liability company controlled by officers of the Company and their immediate families. The properties, which had a carrying amount on the books of $199,970, were transferred in exchange for the satisfaction of certain loans to the officers totaling $375,000. Certain of these properties are used as collateral pursuant to the amended agreement with Pittsford.

In September 2005, the Company sold one of its properties in Salt Lake City, Utah to 3553 Main, LLC, a limited liability company, one of whose members is an officer of the Company. The property, which had a carrying amount on the books of $618,269, was transferred in exchange for the assumption of the underlying mortgage and a payment of $28,000.

In April 2006, the Company sold its remaining facilities in Utah to an unrelated party for $2,500,000 in a sale-leaseback transaction. In addition, the Company entered into an operating lease agreement for the rental of these facilities for a 36 month period through monthly payments of $9,000 commencing on the first anniversary of the lease agreement.

MICHELEX CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes using the enacted tax rates in effect in the years in which the differences are expected to reverse. Deferred income tax liabilities and assets are comprised as follows:

December 31, 2005
Deferred tax assets:
Net operating loss	$2,644,422
Other	0

2,644,422
Less: valuation allowance	2,644,422
$—

The Company believes it is not more likely than not that this net deferred tax asset will be realized in future periods and, accordingly, a full valuation allowance has been recorded. The Company's income tax expense before extraordinary items consists of the following:

	December 31, 2005	December 31, 2004
Current:
Federal	$—	$—
State	(925)	1,025

	(925)	1,025
Deferred:
Federal	0	578,933
State	0	43,576

	0	622,509

Income taxes (benefit)	$(925)	$623,534

MICHELEX CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - INCOME TAXES (continued)

A reconciliation of the difference between the expected income tax rate using the statutory Federal tax rate and the Company's effective rate is as follows:

	December 31, 2005	December 31, 2004
U.S. Federal income tax statutory rate	(34)%	(34)%
State income tax, net of Federal income tax benefit	(7)	(7)
Other - primarily net operating losses and recording of valuation allowance	41	56
Effective tax rate	-	15%

The Company has available approximately $10,244,422 of net operating loss carryforwards available to reduce future taxable income expiring through 2026.

NOTE 12 - MANAGEMENT’S PLAN OF OPERATION AND GOING CONCERN MATTERS

The Company has reported losses from operations for the last two years. In addition, the Company has a working capital deficiency, a deficiency in stockholders’ equity and has been notified by its lender that it is in default of its credit facility. The Company has also not paid many of its obligations in a timely manner.

During 2005 and 2006, the Company has made a significant effort to obtain additional financing. These financings have included the mortgaging of certain properties, the obtaining of additional lines of credit and the factoring of its receivables. The Company has also refinanced a number of its equipment and properties in what it believes will be beneficial to its future cash flow. In addition, a number of the debenture issuances have been converted into common stock.

The financial statements have been prepared assuming Company is able to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of assets or liabilities that might be necessary should the Company be unable to continue as a going concern.

MICHELEX CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - COMMITMENTS

During the 2003 fiscal year, Michele Audio Corporation of America (the “Company”) entered into a Consulting Agreement with Investor Relations Services, Inc., a Delaware corporation whose address is 120 Flagler Avenue, New Smyrna Beach, Florida and simultaneously a Personal Services Agreement with Mr. Charles Arnold located at 2 Spur Lane, Rolling Hills, California. The agreements were effective June 1, 2003 and they both expire on May 31, 2004. The agreements called for certain services, which are enumerated in the agreements, to be provided by Mr. Arnold and Investor Relations Services for the benefit of the Company. As compensation for these services the Company agreed to issue both Investor Relations Services and Mr. Arnold preferred shares of stock in Michele Audio Corporation of America. Additionally, the preferred shares were to have conversion rights allowing Mr. Arnold and Investor Relations Services, Inc. each to convert their preferred shares to 4.9% undiluted of the common stock issued and outstanding following the first round of financing after the Company became a public entity. It was further agreed the stock when issued would be restricted pursuant to Rule 144.

In March of 2004 Mr. Arnold and Investor Relations Services filed for arbitration, as called for in the agreements, against Michelex Corporation claiming they have not been compensated as called for in the agreements. In November 2005, the Company received notice of the settlement of the arbitration. Pursuant to the settlement, the Company is required to pay an aggregate of approximately $290,000 for damages, interest, legal and administrative fees. At December 31, 2005, there is an accrued expense for this settlement payment.

Deposit on Equipment

In July 2004, the Company entered into an agreement for the sale of certain of its equipment located in the Utah facilities for $675,000. The Company received $300,000 as a deposit on equipment. In September 2004, the distributor sold six machines for a total of $315,000. The Company reported a gain of $26,688 on the sale. In October 2004, the Company terminated the contract and no further equipment was sold.

Commitment to Acquire Equipment

In October 2004, the Company agreed to acquire approximately $270,000 of manufacturing equipment. In connection with this agreement, the Company made a deposit toward the purchase of the equipment totaling $16,240. As of December 31, 2004, the Company was attempting to secure the financing necessary to complete the acquisition. In May 2005, the agreement to purchase the equipment was terminated as a result of the Company’s inability to obtain the required financing. The Company reported a loss at that time of the total amount of the deposit.

MICHELEX CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005

NOTE 13 - COMMITMENTS (continued)

Legal Services Agreement

In June 2004, the Company entered into an agreement with an unrelated party which is to provide legal services through June 2005. Fees for these services are comprised of options to purchase 1,100,000 shares of the Company's common stock at an exercise price of the lesser of par value or $0.001 per share. The agreement calls for 650,000 of the shares to be registered under form S-8 and the remaining 450,000 shares are restricted shares. Additionally, the agreement calls for the Company to issue options to purchase an additional 666,666 shares at an exercise price of $0.15 per share. These options will also be registered under Form S-8. In July 2004, the option to purchase 666,666 shares of the Company's common stock was exercised. Proceeds from the exercise totaled $100,000.

In September 2004, the Company amended the agreement for legal services with one of its attorneys. The amendment extends the termination date of the original agreement from June 22, 2005 to January 22, 2006. The amendment requires the Company to issue the attorney options, with a term of 2 years, to purchase 500,000 shares of the Company's common stock at a price of $.32 per share, options also with a term of 2 years to purchase 200,000 shares of the Company's common stock at a price of $.20 per share, and 753,000 shares of the Company's common stock which will be registered under Form S-8.

Cornell Equity Line

In November 2004, the Company signed a Standby Equity Distribution Agreement with Cornell Capital Partners, LP ("Cornell") whereby Cornell has agreed to purchase, during the next 2 years, up to $10,000,000 of the Company's common stock pursuant to the terms and conditions of the Standby Equity Distribution Agreement.

MICHELEX CORPORATION
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005

NOTE 13 - COMMITMENTS (continued)

Collateral Share Agreement

In October 2004, the Company entered into a Collateral Share Agreement (the "Agreement") with Ginette and Thomas Gramuglia the President and Vice President of the Company respectively. The Agreement calls for the Company to issue Thomas Gramuglia and Ginette Gramuglia 3 million shares each of the Company's common stock as consideration for their continuing personal guarantees of certain of the Company's loan obligations. Ownership of the collateral shares remains with the Company unless an event of default occurs under the guaranteed loans set forth in the Agreement, however Tom and Ginette Gramuglia have voting rights for the shares during the term of the Agreement. Additionally, the collateral share agreement stipulates that either Thomas or Ginette Gramuglia have the option to purchase the collateral shares at either $.24 (twenty-four cents) per share or the average closing bid price for the shares for any 5 day trading period during the term of the agreement. The Agreement further indicates that the Company may from time to time transfer ownership of the collateral shares to Thomas Gramuglia pursuant to his employment agreement and applicable securities laws. The term of the agreement is the shorter of 10 years or the term of the loan guarantees.

NOTE 14 - SUBSEQUENT EVENTS

Sale-Leaseback Equipment

In May 2006, the Company entered into a sale leaseback agreement with an unrelated third party. Pursuant to the agreement, the Company sold certain of its assets for $1,200,000. As a condition of the agreement, the Company agreed to lease the assets pursuant to a five year lease at a rental of $19,583 per month plus an additional rent factor equal to the 6.5% over the prime rate of the unpaid remaining rental. The Company has the additional option to purchase the assets anytime after the first twelve months for an amount equal to the remaining unpaid lease payments plus $117,500.

Investor Relations Agreement

In March 2006, the Company entered into an investor relations agreement. Pursuant the investor relations firm would provide public relations and investor relations services for a six month period for a fee of $125,000. The Company had the option at the end of the six month period to renew the agreement for an additional six months for a fee of $75,000. The Company made payments under the contract totaling $45,000 prior to the cancellation of the contract.

MICHELEX CORPORATION
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - SUBSEQUENT EVENTS (continued)

Subsequent Financing

In June 2006, the Company entered into a $40,000 secured promissory note with Ayuda Funding Corp. The note incurs interest at the rate of 10% per annum and is due on June 16, 2007. The note can be converted at any time at the option of the holder, into common shares of the Company at the lesser of $.01 per share or 80% of the average closing bid price for the ten days preceding the conversion date.

In July 2006, the Company entered into a Securities Purchase Agreement with several investors whereby the Company would issue an aggregate of $1,200,000 in 6% convertible secured notes and options to purchase up to 10,000,000 shares of the Company’s common stock. The notes are due on July 28, 2009 and may be converted into common stock at any time prior to maturity at the option of the holder. The loan may be converted at a conversion price which is the lesser of $.20 or a discounted average trading price of the shares (the discount being dependent on the meeting of certain registration conditions). The holder is limited in the conversions prior to maturity date to the greater of $60,000 per calendar month or the average daily dollar volume calculated during the ten business days prior to conversion. In addition, the agreement puts limitations on certain types of transactions. In July 2006, the Company closed on the first portion of the notes aggregating $400,000.

In April 2006, the Company refinanced several of its properties in Massena, New York through a mortgage agreement totaling $1,200,000. The loan, which has an original due date of April 2007, incurs interest at the greater of 13% per annum or the prime rate plus 6% per annum. If all payments are made timely, the due date on the loan may be extended for an additional twelve months. The mortgage is guaranteed by an officer of the Company. In addition, as an additional incentive to loan the funds, the Company granted a warrant to the mortgage holder to purchase up to 1,000,000 shares of the Company’s common stock at an exercise price of $.02 per share. The warrant is exercisable anytime after April 24, 2006 for a period of one (1) year.

In June 2006, the Company obtained additional mortgage financing totaling $500,000 from a separate lender. Borrowings under the mortgage which is due June 30, 2007 incur interest at the rate of 10% per annum. The Company is required to make payments under the mortgage of $4,167 per month.

Subpoena From Securities and Exchanges Commission

In January 2006, the Company received a subpoena from the Securities and Exchanges Commission (“SEC”) as part of an investigation the SEC is conducting into trading in certain over the counter stocks. The Company has not been notified that the SEC is conducting a formal or informal investigation into the Company.

Issuance of Shares for Legal Services

In July 2006, the Company agreed to issue 250,000 shares of the Company’s common stock to its attorneys for legal services, 75,000 to Sunny Barkats, 52,500 to Arthur S. Marcus and 122,500 to Jay M. Kaplowitz for an aggregate value of $15,000. On the date of issuance, the Company will reflect as expenses for legal fees, approximately $15,000 (the market value of the shares on the date of the issuance).

Also in July 2006, the Company agreed to issue 1,000,000 restricted shares of the Company’s common stock to another attorney in connection with services provided in the Arbitration with Mr. Arnold and Investor Relations Services. On the date of issuance, the Company will reflect as expenses for legal fees, approximately $20,000 (the market value of the shares on the date of the issuance.

MICHELEX CORPORATION
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - SUBSEQUENT EVENTS (continued)

Issuance of shares to vendors

In August 2006, the Company issued 2,500,000 shares to one of its vendors in partial payment for the balance due to the vendor for materials.

Warrants issued for Consulting Services

In April 2006, the Company entered into a one year agreement for financial consulting services in exchange for the granting of warrants to purchase 25,000,000 shares of the Company’s common stock. The warrants vest based upon a set schedule over a one-year period and are exercisable at $.02 per share for a period of five years.

Warrants Granted to Officers

In April 2006, the Company granted to officers of the Company, options to purchase an aggregate of 50,000,000 shares of the Company’s common stock at an exercise price of $.02 per share. The options may be exercised after April 15, 2006 and expire after April 15, 2011. The Company valued the warrants at $494,119 using the Black-Scholes option pricing method. The value was expensed as incurred as there was no vesting period. In August 2006, options to purchase 8,900,000 options were exercised in exchange for $178,000.

Issuance of Shares to Employees

In March 2006, the Company issued 472,500 shares of common stock to employees.

On March 28, 2006 the Company issued 150,000 shares of common stock to Sharon Bishop.

MICHELEX CORPORATION

Index to Financial Statements

Quarter Ending September 30, 2006

Consolidated Balance Sheets	F - 2

Consolidated Statements of Operations	F - 4

Consolidated Statements of Cash Flows	F - 5

Notes to Consolidated Financial Statements	F - 6

NONE REVIEW BY AUDITORS

Seligson & Giannattasio, LLP auditor for the Company, (the “Auditor”) did not perform the review of the 10-QSB for the Quarter ended September 2006 as required under the SEC rules.

The audit report of Seligson & Giannattasio, LLP for the years ended December 31, 2005 contained a modification expressing substantial doubt about Michelex, Corp’s ability to continue as a going concern.

The board of directors or an audit or similar committee of the board of directors acknowledged that the auditors were not able to perform their review of the financial statements prior to the filing of this prospectus.

During the fiscal years ended Dec 31, 2004 and Dec 31, 2005 and the subsequent period from March 31, 2006, June 30, 2006 nor September 30, 2006 there were no disagreements with the accountant, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the former accountant's satisfaction, would have caused it to make reference to the subject matter of the disagreement(s) in connection the periods 2004 and 2005 and any subsequent period preceding.

The Company did not consult with Seligson & Giannattasio, LLP during its fiscal years ending Dec 31, 2004 and Dec 31, 2005 on the application of accounting principles to as specified transaction, the type of opinion that may be rendered on the Company's financial statements, any accounting, auditing or financial reporting issue, or any item that was either the subject of a disagreement or a reportable event as defined in item 304 of Regulation S- K.

The Company has provided Seligson & Giannattasio, LLP with a copy of the disclosures contained in this filing. The 10-QSB filing will be restated once the auditors review it if they determine it to be necessary.

The Company has retained Seligson & Giannattasio, LLP to perform our 2006 audit and statements and to review the quarterly filings.

The Company is responsible for the adequacy and accuracy of disclosure in this filing, and SEC staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing and Michelex may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

F-1

MICHELEX CORPORATION
AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2006	2005
ASSETS

Current assets:
Cash	$41,633	$16,217
Accounts receivable, net	744,005	650,471
Accounts receivable related party	17,502	14,582
Inventory, net	709,452	726,724
Restricted cash	6,373	20,598
Prepaid expenses and income taxes	340,765	301,245

Total current assets	1,859,730	1,729,837

Fixed assets net of accumulated depreciation
and amortization of $19,731,022 and $19,799,098, respectively	2,335,484	5,380,114

Other assets:
Land and building held for investment	119,500	119,500
Loans receivable related party	264,894	215,245
Other assets	66,213	83,707

Total assets	$4,645,821	$7,528,403

See notes to consolidated financial statements

F-2

MICHELEX CORPORATION
AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2006	2005
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Note payable to bank	$645,607	$153,709
Current portion of long-term debt	565,258	1,666,310
Current portion of capital leases	261,818	89,176
Convertible debenture	1,124,985	1,258,246
Accounts payable	1,798,226	2,646,359
Accrued expenses	1,230,233	1,009,544
Payroll taxes payable	92,118	236,031

Total current liabilities	5,718,245	7,059,375

Other liabilities:
Long-term debt less current maturities	2,052,500	4,058,125
Note payable officers	574,460	123,395
Capital leases less current maturities	996,444	145,314

Total liabilities	9,341,649	11,386,206

Commitments and contingencies

Shareholders' equity
Common stock - no par value, 1,000,000,000 shares authorized,
87,971,037 and 70,447,309 shares issued and outstanding, respectively	87,971	70,447
Additional paid-in-capital	3,806,790	2,316,953
Retained earnings	(8,590,589)	(6,245,206)

Total shareholders' equity	(4,695,828)	(3,857,806)

Total liabilities and shareholders' equity	$4,645,821	$7,528,403

See notes to consolidated financial statements

F-3

MICHELEX CORPORATION
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

Three Months Ended and Nine Months Ended

	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales-unrelated
parties	673,641	828,303	1,286,244	5,088,227
Net sales-related parties	3,019	1,414	41,593	35,197
Net sales	676,660	829,717	1,327,837	5,123,424
Cost of goods sold	442,710	739,882	671,365	4,034,627

Gross profit	233,950	89,835	656,472	1,088,797

Operating expenses:
Selling and shipping	32,292	(81,202)	82,715	125,417
General and administrative	477,793	693,587	1,958,519	2,543,351
Depreciation	141,670	209,637	456,933	682,594

Total operating expenses	651,755	822,022	2,498,167	3,351,362

(Loss) income before other
income (expense) and income taxes	(417,805)	(732,187)	(1,841,695)	(2,262,565)

Other income (expense):
Other income	1,290	252,239	10,847	87,597
Interest expense	(298,512)	(160,182)	(755,726)	(631,988)
Net income from rental properties	44,391	187,200	112,407	134,738
Loss on sale of Assets	(23,510)	199,239	(57,259)	149,764
Gain on Debt Restructuring	186,043	—	186,043	—

Other income (expenses)	(90,298)	478,496	(503,688)	(259,889)

Loss before income taxes	(508,103)	(253,691)	(2,345,383)	(2,522,454)

Income tax (benefit)	—	(332,501)	—	(332,401)

Net (loss) income before discontinued operations	(508,103)	78,810)	(2,345,383)	(2,190,053)

Net loss from discontinued operations	—	(12,324)	—	(195,396)

Net (loss) income	(508,103)	66,486)	(2,345,383)	(2,385,449)

Weighted shares outstanding:
Basic	83,617,233	70,447,309	73,906,419	67,757,295
Diluted	83,617,233	70,447,309	73,906,419	67,757,295

Basic and diluted (loss) per share: Loss per share	$(.01)	$ . —	$(.03)	$(.04)

See notes to consolidated financial statements

F-4

MICHELEX CORPORATION
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended	Nine Months Ended
	September 30,	September 30,
	2006	2005
	(Unaudited)	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,345,383)	$(2,385,451)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	456,933	682,594
Stock issued for services rendered	171,000	—
Gain (Loss) on sale of assets	57,258	149,764
Warrants issued for services	494,119	—
Beneficial Conversion Feature	194,739	126,937
Financial Advisory Fees	142,308	—
CHANGES IN OPERATING ASSETS AND LIABILITIES:
Accounts receivable	93,978	1,980,685
Notes Receivable	(49,649)	196,220
Inventory	17,272	771,735
Restricted Cash	(14,225)
Prepaid expenses and taxes	182,021	64,655
Other assets	17,495	(35,317)
Note Payable	(186,043)	—
Accounts payable	(521,045)	(158,451)
Accrued expenses and taxes	170,688	(103,756)
Change in assets and liabilities
Held for sale	—	(1,086,677)

NET CASH FLOWS FROM OPERATING ACTIVITIES	(1,118,534)	202,938

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of fixed assets	(120,000)	(274,371)
Proceeds from sale of equipment	2,405,853	1,446,687

NET CASH FLOWS FROM INVESTING ACTIVITIES	2,285,853	1,172,316
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(4,564,866)	(607,525)
Net borrowings from demand notes payable	491,898	(2,287,610)
Proceeds from issuance of convertible debentures	—	1,000,000
Proceeds from long-term debt	2,480,000	259,490
Borrowings from related parties	451,065	253,534

NET CASH FLOWS BY FINANCING ACTIVITIES	(1,141,903)	(1,382,111)

NET INCREASE (DECREASE) IN CASH	25,416	(6,857)

CASH AT BEGINNING OF PERIOD	16,217	20,976

CASH AT END OF PERIOD	$41,633	14,119

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Income taxes paid	$—	$1,025
Interest paid	$163,144	$179,899

See notes to consolidated financial statements

F-5

MICHELEX CORPORATION
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2006

NOTE 1 ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

In the opinion of management, the accompanying financial statements of Michelex Corporation ("Michelex") contain all adjustments necessary to present fairly the Company's financial position as of September 30, 2006 and December 31, 2005, the results of operations and cash flows for the periods ended September 30, 2006 and 2005.

The results of operations for the three months and nine month periods ended September 30, 2006 and 2005 are not necessarily indicative of the results to be expected for the full year.

Except as stated below, the accounting policies followed by the Company are set forth in Note 1 to the Company's financial statements included in its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005.

NOTE 2 - COMMITMENTS

During the 2003 fiscal year, Michele Audio Corporation of America (the “Company”) entered into a Consulting Agreement with Investor Relations Services, Inc., a Delaware corporation whose address is 120 Flagler Avenue, New Smyrna Beach, Florida and simultaneously a Personal Services Agreement with Mr. Charles Arnold located at 2 Spur Lane, Rolling Hills, California. The agreements were effective June 1, 2003 and they both expire on May 31, 2004. The agreements called for certain services, which are enumerated in the agreements, to be provided by Mr. Arnold and Investor Relations Services for the benefit of the Company. As compensation for these services the Company agreed to issue both Investor Relations Services and Mr. Arnold preferred shares of stock in Michele Audio Corporation of America. Additionally, the preferred shares were to have conversion rights allowing Mr. Arnold and Investor Relations Services, Inc. each to convert their preferred shares to 4.9% undiluted of the common stock issued and outstanding following the first round of financing after the Company became a public entity. It was further agreed the stock when issued would be restricted pursuant to Rule 144.

In March of 2004 Mr. Arnold and Investor Relations Services filed for arbitration, as called for in the agreements, against Michelex Corporation claiming they have not been compensated as called for in the agreements. In November 2005, the Company received notice of the settlement of the arbitration. Pursuant to the settlement, the Company is required to pay an aggregate of approximately $290,000 for damages, interest, legal and administrative fees. At December 31, 2005, there is an accrued expense for this settlement payment.

Commitment to Acquire Equipment

In October 2004, the Company agreed to acquire approximately $270,000 of manufacturing equipment. In connection with this agreement, the Company made a deposit toward the purchase of the equipment totaling $16,240. As of December 31, 2004, the Company was attempting to secure the financing necessary to complete the acquisition. In May 2005, the agreement to purchase the equipment was terminated as a result of the Company’s inability to obtain the required financing. The Company reported a loss at that time of the total amount of the deposit.

Subpoena From Securities and Exchanges Commission

In January 2006, the Company received a subpoena from the Securities and Exchanges Commission (“SEC”) as part of an investigation the SEC is conducting into trading in certain over the counter stocks. The Company has not been notified that the SEC is conducting a formal or informal investigation into the Company.

Investor Relations Agreement

In March 2006, the Company entered into an investor relations agreement. Pursuant the investor relations firm would provide public relations and investor relations services for a six month period for a fee of $125,000. The Company had the option at the end of the six month period to renew the agreement for an additional six months for a fee of $75,000. The Company made payments under the contract totaling $45,000 prior to the cancellation of the contract.

Issuance of Shares to Employees

In March 2006, the Company issued 477,500 shares of common stock to employees.

F-6

MICHELEX CORPORATION
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2006

Warrants issued for Consulting Services

In April 2006, the Company entered into a one year agreement for financial consulting services in exchange for the granting of warrants to purchase 25,000,000 shares of the Company’s common stock. The warrants vest based upon a set schedule over a one-year period and are exercisable at $.02 per share for a period of five years. There was a charge of $114,000 taken for this transaction as of June 30, 2006.

Warrants Granted to Officers

In April 2006, the Company granted to officers of the Company, options to purchase an aggregate of 50,000,000 shares of the Company’s common stock at an exercise price of $.02 per share. The options may be exercised after April 15, 2006 and expire after April 15, 2011. The Company valued the warrants at $494,119 using the Black-Scholes option pricing method. The value was expensed as incurred as there was no vesting period. In August 2006, options to purchase 8,900,000 options were exercised in exchange for $178,000. There was a charge of $494,119 taken for this transaction as of June 30, 2006.

Financing

In April 2006, the Company refinanced several of its properties in Massena, New York through a mortgage agreement totaling $1,200,000. The loan, which has an original due date of April 2007, incurs interest at the greater of 13% per annum or the prime rate plus 6% per annum. If all payments are made timely, the due date on the loan may be extended for an additional twelve months. The mortgage is guaranteed by an officer of the Company. In addition, as an additional incentive to loan the funds, the Company granted a warrant to the mortgage holder to purchase up to 1,000,000 shares of the Company’s common stock at an exercise price of $.02 per share. The warrant is exercisable anytime after April 24, 2006 for a period of one (1) year.

In June 2006, the Company obtained additional mortgage financing totaling $500,000 from a separate lender. Borrowings under the mortgage which is due June 30, 2007 incur interest at the rate of 10% per annum. The Company is required to make payments under the mortgage of $4,167 per month.

In June 2006, the Company entered into a $40,000 secured promissory note with Ayuda Funding Corp. The note incurs interest at the rate of 10% per annum and is due on June 16, 2007. The note can be converted at any time at the option of the holder, into common shares of the Company at the lesser of $.01 per share or 80% of the average closing bid price for the ten days preceding the conversion date.

In July 2006, the Company entered into a Securities Purchase Agreement with several investors whereby the Company would issue an aggregate of $1,200,000 in 6% convertible secured notes and options to purchase up to 10,000,000 shares of the Company’s common stock. The notes are due on July 28, 2009 and may be converted into common stock at any time prior to maturity at the option of the holder. The loan may be converted at a conversion price which is the lesser of $.20 or a discounted average trading price of the shares (the discount being dependent on the meeting of certain registration conditions). The holder is limited in the conversions prior to maturity date to the greater of $60,000 per calendar month or the average daily dollar volume calculated during the ten business days prior to conversion. In addition, the agreement puts limitations on certain types of transactions. In July 2006, the Company closed on the first portion of the notes aggregating $400,000.

Issuance of Shares for Legal Services

In July 2006, the Company agreed to issue 250,000 shares of the Company’s common stock to its attorneys for legal services. On the date of issuance, the Company reflected expenses for legal fees, approximately $15,000 (the market value of the shares on the date of the issuance).

Also in July 2006, the Company agreed to issue 1,000,000 restricted shares of the Company’s common stock to another attorney in connection with services provided in the Arbitration with Mr. Arnold and Investor Relations Services. On the date of issuance, the Company reflected expenses for legal fees, approximately $20,000 (the market value of the shares on the date of the issuance)

Issuance of shares to vendors

In August 2006, the Company issued 2,500,000 shares to one of its vendors in partial payment of approximately $188,000 of the balance due.

F-7

MICHELEX CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2006

NOTE 3 - ACCOUNT RECEIVABLE PURCHASE AGREEMENT

In May 2005, the Company entered into a one (1) year account receivable purchase agreement with Commercial Capital Lending, LLC (“CCL”). Pursuant to the agreement, CCL agrees to purchase up to 80% of the eligible accounts receivable from the Company. The Company may be required to repurchase accounts sold to CCL under certain conditions. The Company is required to pay interest at the rate of prime plus one percent on 80% of the face amount of the accounts purchased. In addition, the Company is required to pay a servicing fee totaling .6% (six tenths of one percent) of the net face amount of the open receivables for each 15 days the account is open. The agreement, among other provisions, is secured by all personal property excluding inventory and equipment.

NOTE 4 - SALE-LEASEBACK OF EQUIPMENT RELATED PARTY

In April and May 2005, the Company transferred certain equipment in exchange for the repayment of the existing debt on the equipment to a corporation controlled by the brother of one of the Company’s officers. The Company subsequently leased back the equipment. Pursuant to the two separate two-year lease agreements, the Company is required to make monthly payments totaling $3,000 and $2,000 per month, respectively. The Company has not made any of the required lease payments pursuant to the agreement.

In May 2006, the Company entered into a sale leaseback agreement with an unrelated third party. Pursuant to the agreement, the Company sold certain of its assets for $1,200,000. As a condition of the agreement, the Company agreed to lease the assets pursuant to a five year lease at a rental of $19,583 per month plus an additional rent factor equal to the 6.5% over the prime rate of the unpaid remaining rental. The Company has the additional option to purchase the assets anytime after the first twelve months for an amount equal to the remaining unpaid lease payments plus $117,500.

F-8

MICHELEX CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2006

NOTE 5 - MORTGAGE - RELATED PARTY

In May 2005, the Company entered into a secured convertible debenture for $150,000 with the brother of one of the officer/directors. The debenture incurs interest at the rate of 8% per annum and is payable in monthly installments including interest totaling $3,041 through June 2010. The mortgage is secured by one of the Company’s properties as well as the home of the officer/director. The Company has not made the required payments under the mortgage. The Company has recorded a beneficial conversion feature totaling $50,000, which was recorded as a discount on the debentures and was being amortized over the term of the related debenture as additional interest expense.

In June 2006, the note and accrued interest was converted into 8,100,000 shares of the Company’s common stock. At that time, the remaining beneficial conversion feature will be expensed.

NOTE 6 - CAPITAL LEASE ON EQUIPMENT

Franklin Funding, Inc.

In May 2005, the Company entered into a lease for equipment under capital lease arrangements with Franklin Funding, Inc. Pursuant to the lease, among other provisions, the lessor retains actual title to the leased property until the termination of the lease, at which time the property can be purchased for one dollar.

The lease dated May 17, 2005 is for certain equipment located in the Salt Lake City facilities. The term of the lease is forty months with monthly payments of $7,755 which is equal to the cost to amortize $250,000 over the lease term at an interest rate of approximately 17% per annum.

The Company had obtained the lease and related underlying equipment through an assumption agreement with one of the Company’s vendors. The vendor declared bankruptcy in 2006. Pursuant to a settlement agreement in June 2006 with Franklin Funding, The Company gave up possession of the equipment and cancelled the lease with Franklin Funding.

Heller Financial Leasing, Inc.

The Company leases equipment under capital lease arrangements with Heller Financial. The terms and amounts are described below. Pursuant to the lease, the lessor retains actual title to the leased property until the termination of the lease, at which time the property can be purchased for one dollar.

The leases dated August 9, 1999 are for thirteen Nissei injection mold machines. The term of the leases is sixty months with monthly payments of $27,362 which is equal to the cost to amortize $1,323,850 over a 5-year period at an interest rate of 8% per annum.

St. Lawrence County Industrial Development Agency.

The Company leases a building and land located on Lot 16 in the Massena Industrial Park from the St. Lawrence County Industrial Development Agency. Pursuant to the lease, the lessor retains actual title to the leased property until the termination of the lease, at which time the property can be purchased for one dollar. The lease dated November 6, 1998 is for 84 monthly payments of $4,431 beginning November 1998.

The Company leases a second building in the Massena Industrial Park from the St. Lawrence County Industrial Development Agency. Pursuant to the lease, the lessor retains actual title to the leased property until the termination of the lease, at which time the property can be purchased for one dollar. The lease dated October 30, 2003 is for 96 monthly payments of $724 beginning November 1, 2003.

US Bancorp Leasing

The Company leases Sumitomo injection molding machines under capital lease arrangements with US Bancorp Leasing. The Lease, dated September 11, 2001, is for 48 months with monthly payments of $10,012, which is equal to the cost to amortize $420,490 over a four-year period at an interest rate of 6.125% per annum. Pursuant to the leases the lessor retains actual title to the leased property until the termination of the lease, at which time the property can be purchased for one dollar.

F-9

MICHELEX CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2006

NOTE 6 - CAPITAL LEASE ON EQUIPMENT (continued)

Buyout of capital leases

In July 2005, the Company entered into an agreement with the St. Lawrence County Industrial Development Agency (“St. Lawrence IDA”) whereby the Company relinquished its use of one of the properties located in the Massena industrial park. The Company leased this property under an operating lease. Although the Company was not notified it was in default at the time the agreement, the Company was late in the payment of several of the monthly lease payments. Pursuant to this agreement, in exchange for allowing the Company to terminate its obligations under the operating lease for the above property, the St. Lawrence IDA issued credits to the Company in satisfaction of capital leases for two other properties also located in the Massena Industrial Park. The remaining principle balances at December 31, 2004 due on these capital leases totaled approximately $150,000. The total amount of the credits has been reflected as a lease buyout and included as a component of other income.

In December 2005, the Company entered into an agreement with the St. Lawrence IDA whereby the Company relinquished its use of one of the properties located in the Massena industrial park. The Company leased this property under a capital lease. The Company was late in the payment of several of the monthly lease payments on this and a lease on another property administered by the St. Lawrence IDA. Pursuant to this agreement, in exchange for allowing the Company to terminate its obligations under the lease for the above property, the St. Lawrence IDA issued credits to the Company in satisfaction of the capital leases for another property also located in the Massena Industrial Park. The total amount of the credits has been reflected as a lease buyout and included as a component of gain (loss) on sale of assets.

Sale-Leaseback Equipment

In May 2006, the Company entered into a sale leaseback agreement with an unrelated third party. Pursuant to the agreement, the Company sold certain of its assets for $1,200,000. As a condition of the agreement, the Company agreed to lease the assets pursuant to a five year lease at a rental of $19,583 per month plus an additional rent factor equal to the 6.5% over the prime rate of the unpaid remaining rental. The Company has the additional option to purchase the assets anytime after the first twelve months for an amount equal to the remaining unpaid lease payments plus $117,500.

NOTE 7 - CONVERTIBLE DEBENTURES

5% Convertible Debentures

During the quarter ended September 30, 2004 and through October 1, 2004, the Company issued $503,250 of 5% Convertible Debentures ("5% Debentures"). The 5% Debentures require the Company to issue non-restricted shares of the Company's common stock within 41 days of funding at a conversion price of $.17 per share. In the event non-restricted shares of the Company's common stock is not issued within the 41 days, then each debenture holder is entitled to 3 shares of restricted stock for each share of non-restricted shares required under the conversion provisions of the debenture. Additionally, if the Company fails to deliver non-restricted shares of the Company's common stock to the debenture holders within one (1) year after the first closing date, the Company shall be required to deliver additional shares of restricted stock in sufficient quantities to guarantee the holders a 45% return on their investment. The Private Placement Memorandum further grants the Placement Agent the right of first refusal on all subsequent offerings by the Company for a period of 2 years. The Company aggregated net proceeds of $408,865 from the offering. The Company has recorded a beneficial conversion feature totaling $270,981, which was recorded as a discount on the debenture and had been amortized over the term of the debenture. At December 31, 2004, the entire beneficial conversion feature had been amortized to interest expense.

12% Convertible Debentures

The Company issued 12% Secured Convertible Debentures (“Convertible Debentures”) totaling $300,000 and $150,000 respectively. The Convertible Debentures will be due in September 2005 and may be prepaid in whole at any time after giving 20 days advance notice. The holders of the Convertible Debentures may elect at any time to convert the principle balance due into shares of the Company’s common stock at the lesser of $.1875 per share or 75% of the current market price at conversion. The Convertible Debentures are secured by a second security interest in all the Company’s assets. In November 2004, $300,000 of the Convertible Debentures were converted into 1,600,000 shares of the Company’s common stock (4,800,000 shares after the 3 for 1 stock split). In January 2005, the remaining $150,000 in Convertible Debentures were converted into 2,400,000 shares of the Company’s common stock (after giving effect to the 3 for 1 stock split). The Company recorded a beneficial conversion feature totaling $100,000 and $50,000, respectively, which were recorded as a discount on the debentures and amortized over the term of the related debenture. In November 2004, as a result of the conversion of one of the debentures, the balance of the beneficial conversion feature was expensed to interest expense. In January 2005, the remaining debentures were converted into common stock and the remaining beneficial conversion feature was expensed to interest expense.

F-10

MICHELEX CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2006

NOTE 7-CONVERTIBLE DEBENTURES (continued)

Hindsight Debenture

In January 2005, the Company through its Hindsight Records, Inc, subsidiary closed on an aggregate of $1,000,000 5% Secured Convertible Debenture. The debentures are due December 29, 2006. The debenture is secured by the assets of Hindsight. The debentures are convertible at any time at the lesser of the price of the stock on the date of the closing or 75% of the price of the stock for the 5 trading days prior to the date of the conversion. The Company has recorded a beneficial conversion feature totaling $333,333, which has been recorded as a discount on the debentures and is being amortized over the term of the related debenture. During the first quarter of 2005, $351,000 of the debentures were converted into 8,893,215 shares of the Company’s common stock.

NOTE 8 - SALE OF ASSETS

In April 2005, the Company sold several of its properties to MPG Development LLC (“MPG”), a limited liability company controlled by officers of the Company and their immediate families. The properties, which had a carrying amount on the books of $199,970, were transferred in exchange for the satisfaction of certain loans to the officers totaling $375,000. Certain of these properties are used as collateral pursuant to the amended agreement with Pittsford.

In September 2005, the Company sold one of its properties in Salt Lake City, Utah to 3553 Main, LLC, a limited liability company, one of whose members is an officer of the Company. The property, which had a carrying amount on the books of $618,269, was transferred in exchange for the assumption of the underlying mortgage and a payment of $28,000.

In April 2006, the Company sold its remaining facilities in Utah to an unrelated party for $2,500,000 in a sale-leaseback transaction. In addition, the Company entered into an operating lease agreement for the rental of these facilities for a 36 month period through monthly payments of $9,000 commencing on the first anniversary of the lease agreement.

NOTE 9 - MANAGEMENT’S PLAN OF OPERATION AND GOING CONCERN MATTERS

The Company has reported losses from operations for the last two years. In addition, the Company has a working capital deficiency, a deficiency in stockholders’ equity and has been notified by its lender that it is in default of its credit facility. The Company has also not paid many of its other obligations in a timely manner.

During 2005 and 2006, we have made a significant effort to obtain additional financing. These financings have included the mortgaging of certain properties, the obtaining of additional lines of credit and the factoring of its receivables. We have also refinanced a number of its equipment and properties in what it believes will be beneficial to its future cash flow. In addition, a number of the debenture issuances have been converted into common stock.

The financial statements have been prepared assuming Company is able to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of assets or liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 10 - SUBSEQUENT EVENTS

In November, 2006, the Company entered into a letter of intent to acquire Ag Pro, Ltd. Ag Pro Ltd. operates a press process soy oilseed crushing plant and a physical method vegetable oil refinery.

F-11

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

 Our Bylaws provide that all our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extend permitted under the law provided that they acted in good faith and that they reasoned their conduct or action was in, or not opposed to the best interest of our Company.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT

SEC Registration fee	$273.92
Accounting fees and expenses	$10,000
Legal fees and expenses	$25,000
Miscellaneous	4,726.08
TOTAL	40,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

The following table reflects all sales of “unregistered” and “restricted” securities of the Company during the three most recently completed fiscal years:

Recent Sales of Unregistered Securities.

The following table reflects all sales of “unregistered” and “restricted” securities of the Company during the three most recently completed fiscal years:

Name	Date Acquired	Number of Shares	Aggregate Consideration
Benjamin Hansel	2/7/03	20,000,000 (1)	Payment of all costs and expenses incurred in connection with the Plan.
Ginette Gramuglia	7/28/03	5,196,000	(3)
Thomas Gramuglia	7/28/03	5,040,120	(3)
Michele Stone	7/28/03	51,960	(3)
Patrick Gramuglia	7/28/03	51,960	(3)

(1)    All but 250,000 of these shares were canceled under the Plan.

(2)    527,000 shares were sold in 2004.

(3)    These shares were issued to these former stockholders of Michele Audio under the Plan.

The offer and sale of these securities are believed to have been exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, pursuant to Sections 3(b) and/or 4(2) thereof, and from similar applicable states’ securities laws, rules and regulations exempting the offer and sale of these securities by available state exemptions from registration.

F-12

ITEM 27. EXHIBITS

Reports on Form 8-K

8-K Current Report dated July 23, 2003, as amended, filed July 28, 2003 and October 6, 2003, respectively.
8-K Current Report dated August 19, 2003, filed August 21, 2003
8-K Current Report dated July 23, 2003, filed December 17, 2003
8-K Current Report dated April 13, 2005, filed April 13, 2005
8-K Current Report dated May 4, 2005, filed May 4, 2005

EXHIBIT / DESCRIPTION

3.1 Certificate of Incorporation of Michelex, Corp**

3.1.1 By-laws of Michelex, Corp**

* 5.1 Opinion of Gersten Savage LLP

Registration Statement on Form 10-SB, filed July 13, 1999**

Registration Statement on Form 10-SB-A1, filed September 10, 1999**

Registration Statement on Form 10-SB-A2, filed October 18, 1999**

Annual Report on Form 10KSB for the year ended December 31, 1999**

Annual Report on Form 10KSB for the year ended December 31, 2000**

Annual Report on Form 10KSB for the year ended December 31, 2001**

Annual Report on Form 10KSB for the year ended December 31, 2002**

Annual Report on Form 10KSB for the year ended December 31, 2003**

Exhibit 10.1 8% Convertible Debenture Agreement with Vincent Gramuglia (to be filed by amendment)

Exhibit 10.3 Amended and Restated Promissory Note with Pittsford Capital Mortgage Partners, LLC**

Exhibit 10.4 Revolving Line of Credit Agreement with Ringsport Ltd.**

Exhibit 10.5 Accounts Receivable Purchase Agreement with Commercial Capital**

Exhibit 10.6 Agreement of Sale of Hindsight Records**

Exhibit 10.7 Assumption Agreement with Franklin Funding Inc. (to be filed by amendment)

Exhibit 10.8 St. Lawrence County Industrial Development Agency**

Exhibit 10.9 Equipment Lease with NTB Logistics**

Exhibit 10.10 Convertible Debenture Purchase Agreement with Highgate**

Exhibit 10.11 Sale of Property to MPG Development LLC**

Exhibit 10.12 Sale of Property to 3553 Main LLC (to be filed by amendment)

Exhibit 10.13 Office/Warehouse Lease with Local Pages**

Exhibit 10.14 Asset Purchase Agreement with Utica Leaseco LLC**

Exhibit 10.15 Investor Relations Agreement with Carmac Associates, Inc. (to be filed by amendment)

Exhibit 10.16 Secured Convertible Promissory Note with Ayuda Funding Corp. (to be filed by amendment)

Exhibit 10.17 Securities Purchase Agreement with NIR, dated July 28, 2006*

Exhibit 10.18 Consulting Agreement (to be filed by amendment)

Exhibit 10.19 Balloon Deed of Trust Note with Level One Capital Partners (to be filed by amendment)

Exhibit 10.20 Mortgage Note with Madison Realty Capital, LP (to be filed by amendment)

14.1 Code Of Ethics**

*23.1 Consent of Auditors

*23.2 Consent of Gersten Savage, LLP (included in the opinion filed as Exhibit 5.1).

*Filed herewith.
 **Filed on November 2, 2006 with Annual Report on Form 10-KSB dated December 31, 2005 (incorporated by reference)

F-13

ITEM 28. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to any provision of the certificate of incorporation, bylaws, contract arrangements, statute, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 19

(3) It will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining any liability under the Securities Act of 1933, it will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as part of this registration statement as of the time the Commission declared it effective.

(5) For determining any liability under the Securities Act of 1933, it will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

If the small business issuer will request acceleration of the effective date of the registration statement under Rule 461 of the Securities Act include the following:

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue

(5) For determining any liability under the Securities Act of 1933, it will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

For the purpose of determining liability under the Securities Act to any purchaser:

If the small business issuer is subject to Rule 430C, include the following:

(1) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

F-14

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Massena on December 4, 2006.

Michelex Corporation

By:	/s/ Thomas Gramuglia
Thomas Gramuglia President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/Thomas Gramuglia	President and Director	December 4, 2006
Thomas Gramuglia

/s/Sharon Bishop	Secretary and Director	December 4, 2006
Sharon Bishop

F-15